AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 9, 2001.


                                                      REGISTRATION NO. 333-54380

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                   FORM SB-2/A

                                 Amendment No. 3


                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

       Technology Visions Group, Inc., formerly, Orbit Technologies, Inc.
--------------------------------------------------------------------------------
                 (Name Of Small Business Issuer In Its Charter)


            Delaware                  999                       84-1001269
--------------------------------------------------------------------------------
(State or Other Jurisdiction    (Primary Standard             (I.R.S. Employer
     of Incorporation        Industrial Classification       Identification No.)
     or Organization)              Code Number)


                            Carlsbad Research Center
                         5950 La Place Court, Suite 140
                           Carlsbad, California 92008
                                 (760) 918-9168
--------------------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

                            Carlsbad Research Center
--------------------------------------------------------------------------------
                         5950 La Place Court, Suite 140
                           Carlsbad, California 92008
(Address of Principal Place of Business or Intended Principal Place of Business)

                             Mr. James Giansiracusa
--------------------------------------------------------------------------------
                            Carlsbad Research Center
                         5950 La Place Court, Suite 140
                              Carlsbad, California
                                 (760) 918-9168
           (Name, Address, and Telephone Number of Agent for Service)

                                    Copy to:
                                 Richard O. Weed
                                 Weed & Co. L.P.
                        4695 MacArthur Court, Suite 1450
                             Newport Beach, CA 92660
                            Telephone (949) 475-9086
                            Facsimile (949) 475-9087

Approximate Date of Commencement of Proposed Sale to the Public: as soon as possible after this registration statement becomes effective.

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the
Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]
--------------------------------------------------------------------------------

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
________________________________________________________________________________

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
________________________________________________________________________________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
     Title Of Each                                       Proposed               Proposed
        Class Of                                          Maximum                Maximum
       Securities                 Amount                 Offering               Aggregate              Amount Of
         To Be                    To Be                   Price                 Offering              Registration
       Registered               Registered               Per Unit                 Price                   Fee
------------------------- ----------------------- ----------------------- ---------------------- -----------------------
     Common Stock,              12,692,308                .25(1)                3,173,077               $792.50
 Underlying Debentures
     Common Stock,                                                                187,500                $47.50
  Underlying Warrants            750,000                  .25(2)

         Total                  13,442,308                                      3,360,577               $840.00
------------------------- ----------------------- ----------------------- ---------------------- -----------------------


(1) Estimated under Rule 457(g) and (c) under the Securities Act Rules. Under a Secured Convertible Debenture Agreement dated December 28, 2000, Technology Visions issued to AJW Partners, LLC ("AJW") and New Millennium Capital Partners II, LLC ("NMC") 10% Secured Convertible Debentures in the aggregate amount of $750,000. These debentures may be converted into shares of common stock at a price of the lesser of (a) $.14 or (b) as further defined in the agreement, 55% of the average of the lowest three inter-day trading prices during the ten days preceding the conversion date. The debentures are payable within one year with interest accruing at a rate of 10% per annum payable in cash or common stock on a quarterly basis.

(2) Estimated under Rule 457(g) and (c) under the Securities Act Rules. Under the Secured Convertible Debenture Agreement, Technology Visions issued to AJW and NMC 750,000 shares of common stock underlying warrants. The exercise price of these warrants is 125% of the conversion price of the convertible debenture, which as of July 3, 2001 is $.16. These warrants may be exercised until December 28, 2003.


         The registrant amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall then become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                         TECHNOLOGY VISIONS GROUP, INC.,
                             A DELAWARE CORPORATION

       13,442,308 Shares of Common Stock of Technology Visions Group, Inc.

This prospectus relates to 13,442,308 shares of common stock of Technology Visions Group, Inc., a Delaware corporation, which may be resold from time to time by AJW Partners, LLC ("AJW") and New Millennium Capital Partners II, LLC ("NMC") (the "selling stockholders"). These shares are issuable upon the conversion of the 10% Secured Convertible Debentures and exercise of accompanying warrants. Technology Visions has been advised by the selling stockholders that they or their successors may sell all or a portion of the securities offered from time to time in the over the counter market, in privately negotiated transactions, or otherwise, including sales through or directly to a broker or brokers. Sales will be at prices and terms then prevailing or at prices related to the then current market prices or at negotiated prices. In connection with any sales, any broker or dealer participating in these sales may be deemed to be an underwriter within the meaning of the Securities Act of 1933. Technology Visions will not receive proceeds from the sales by the selling stockholders, but will receive $750,000, less $30,000 in costs and expenses for negotiation and preparation of the convertible debenture purchase agreements, in payment for the debentures. Further, Technology Visions will receive funds upon the exercise of the warrants by the selling stockholders. Technology Visions will bear all expenses incurred in connection with the offering.

You should carefully consider the Risk Factors beginning on Page 9 of this Prospectus before purchasing any of the common stock offered by this prospectus.

Technology Visions' common stock is trading on the OTC Bulletin Board on a limited basis under the symbol "TVGR."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Registrant may amend this registration statement. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  The date of this prospectus is July 6, 2001.

                                TABLE OF CONTENTS
                                -----------------

Prospectus Summary...........................................................  6
Risk Factors.................................................................  9
Use of Proceeds.............................................................. 17
Determination of Offering Price.............................................. 19
Dilution..................................................................... 19
Selling Security Holders..................................................... 19
Plan of Distribution......................................................... 22
Legal Proceedings............................................................ 23
Directors, Executive Officers, Promoters and Control Persons................. 24
Security Ownership of Certain Beneficial Owners and Management............... 26
Description of Securities.................................................... 27
Experts...................................................................... 28
Disclosure of Commission Position on Indemnification for Securities
     Act Liabilities......................................................... 29
Organization Within Last Five Years.......................................... 29
Description of Business...................................................... 30
Management's Discussion and Analysis or Plan of Operation.................... 39
Description of Property...................................................... 43
Certain Relationships and Related Transactions............................... 44
Market for Common Equity and Related Stockholder Matters..................... 44
Executive Compensation....................................................... 45
Financial Statements.........................................................F-1
Changes in and Disagreements With Accountants on Accounting and Financial
     Disclosure.............................................................. 48

PROSPECTUS SUMMARY

Technology Visions Group, Inc.

         Technology Visions Group, Inc was incorporated in Delaware in 1985 under the name of Orbit Technologies, Inc. Since 1996, Technology Visions has focused on the development and use of its foam-based Polymer Encapsulation Technology (PET) as a method for stabilizing and encapsulating various radioactive and toxic waste materials leading to a final waste form for disposal. As of December 31, 2000, Technology Visions had not generated any revenues and had incurred a net loss of $517,000. Over the last fiscal year, Technology Visions spent approximately $688.00 for research and development activities.

         Technology Visions has completed test and evaluation contracts for Lockheed Martin Idaho Technologies Company and Bechtel BWXT, in conjunction with the U. S. Department of Energy, Idaho Operations Office, Idaho Falls, ID. The results of these tests show significant progress in the PET technology, specifically as a method for disposal and transport.

         Technology Visions is the owner of five United States Patents and other proprietary engineering and intellectual property and information relating to a number of base technologies.

         On May 30, 2000, Technology Vision violated Section 14(a) of the Exchange Act by filing a proxy statement on May 30, 2000 in definitive form, without first filing a preliminary form, for a shareholder meeting held on June 15, 2000. This action subjects it to regulatory and civil liability. Since this time, Technology Visions has retained securities counsel and has since been briefed on the requirement and future reporting requirements.

         Technology Visions' common stock is trading on the OTC Bulletin Board on a limited basis under the symbol "TVGR."

         Technology Visions' executive office is located at the Carlsbad Research Center, 5950 La Place Court, Suite 140, Carlsbad, California, 92008. The telephone number is (760) 918-9168.

         Technology Visions' business plan focuses on:

         o applied research and development of new and innovative technologies, and
         o        engineering ideas, methods, and processes.

         Technology Visions plans to develop or acquire new or innovative technologies that Technology Visions believes hold the potential to become commercially viable products or processes. Once a product or process receives commercial validation through an outside or third party, it will either be:

         o        spun off as a separate business entity, or
         o licensed or sold to an affiliated or unaffiliated entity that will become responsible for the production, marketing, and sales of these products or services.

         Although Technology Visions has made progress over the last six months in developing other treatment methods as a result of the development of PET, because of limited human and financial resources, currently, Technology Visions is focused only on the development and use of PET as an advanced environmental technological solution to various radioactive and toxic waste materials the United States Department of Energy has identified for disposal. As a result of funding obtained from a Secured Convertible Debenture Purchase Agreement with AJW Partners, LLC and New Millennium Capital Partners II, LLC, Technology Visions is focused on commercializing PET in the waste remediation area. Specifically, Technology Visions has identified opportunities for treating high-level radioactive waste in Idaho by:

         o        stabilizing in-ground low-level mixed radioactive waste, and
         o creating a barrier for radioactive materials that are currently leaking into the environment.

         At this time, Technology Visions has not taken any further action in regard to these opportunities.

         Concurrently, Technology Visions has also identified other market segment opportunities within the environmental clean-up area where the knowledge gained in the development of PET for commercialization may be utilized. This includes, on a limited basis:

         o        Use of PET as a spray-on containment barrier,
         o Encapsulation of lead residue, a by-product of a lead battery recovery plant, and
         o        Entombment of in-situ low-level radioactive toxic waste.

         As additional funding becomes available, each of these market opportunities will be explored to determine its potential.

THE OFFERING


         This prospectus covers 13,442,308 shares of Technology Visions common stock, or 35% of the outstanding shares of Technology Visions, to be sold by the selling stockholders identified in this prospectus.


         On December 28, 2000, Technology Visions entered into a Secured Convertible Debenture Purchase Agreement with AJW Partners, LLC and New Millennium Capital Partners II, LLC, in which AJW and NMC, respectively, agreed to purchase Technology Visions 10% Secured Convertible Debentures for a purchase price of $375,000 each, or $750,000 total. The debentures are payable within one year with interest accruing at a rate of 10% per annum, payable in cash or in common stock on a quarterly basis. The debentures may also be converted into shares of Technology Visions' common stock at the option of the holder. The debenture limits NMC and AJW's conversion if, at the time of conversion, the parties ownership of Technology Visions' common stock would exceed 4.999% of the then issued and outstanding shares of common stock.

         The formula for conversion is explained in greater detail on pages 19-20 of the prospectus. Under the basic formula, however, the selling stockholders may convert all or part of their debentures by dividing the principal amount of the debenture to be converted by the conversion price. The conversion price is the lesser of $.14 per share or 55% of the average of the lowest three inter-trading day prices during the ten trading days preceding the conversion date. For example, if the holder elected to convert $187,500 of the debenture and the applicable conversion price was $.13, assuming that $.13 was 55% of the average of the lowest inter-trading day prices during the ten trading days preceding the conversion date, the holder would be entitled to 1,442,308 shares of common stock.


         Then, if the holder elects to receive interest on the debenture in shares of common stock in lieu of cash, this amount is determined by a quotient based on the number of days that the principal amount of the debenture has been outstanding, divided by the conversion price. The amount of principal converted by the holder is then added to the amount of interest converted by the holder to equal the total number of shares of common stock Technology Visions will issue upon conversion.

         In connection with this transaction, Technology Visions agreed to issue to AJW and NMC, respectively, warrants to purchase 375,000 shares of common stock, totaling 750,000 shares, at a price equal to 125% of the conversion price of the debentures. Therefore, if the conversion price at for the debentures is $.13, the exercise price of the warrants would be $.16, or 125% of $.13.

         Pursuant to the Secured Convertible Debenture Agreement and the warrant agreements, Technology Visions agreed to register under the Securities Act of 1933 (a) 200% of the common stock underlying the debentures, plus interest if paid in common stock and (b) the common stock underlying the warrants within ninety days of the transaction's closing. Technology Visions' failure to effectively register the shares within this time frame subjects it to liquidated damages in the amount of 2.0% of the purchase price of the shares.


                         SELECTED FINANCIAL INFORMATION

         The Selected Financial Information should be read in conjunction with the Consolidated Financial Statements and the Notes thereto appearing in this Prospectus.

                SUMMARY OF CONSOLIDATED STATEMENTS OF OPERATIONS

                                             Fiscal Years Ended              Three Months Ended
                                                 December 31                 March 31 (unaudited)
                                       -----------------------------   -----------------------------
                                            1999           2000            2000            2001
                                       -------------   -------------   -------------   -------------
        Revenue ....................   $          -   $          -    $          -    $          -
        Net (loss) .................   $   (635,209)  $   (517,450)   $   (148,345)   $   (390,367)
        Net (loss) per share .......   $      (0.02)  $      (0.01)   $      (.004)   $       (.01)
        Number of shares outstanding     36,822,805     40,955,448       37,052,485      40,982,234


               SUMMARY OF CONSOLIDATED BALANCE SHEETS

                                                   At March      At December 31,
                                             31, 2001 (unaudited)      2000
                                                -------------      -------------
        Current assets ...................      $    155,259       $    301,474
        Current liabilities ..............      $  2,880,046       $  2,863,744
        Working capital (deficit) ........      $ (2,725,000)      $ (2,562,000)
        Total assets .....................      $    297,615       $    462,200
        Total liabilities ................      $  2,880,046       $  2,863,744
        Accumulated deficit ..............      $(16,438,642)      $(16,048,275)
        Stockholders' deficit ............      $ (2,582,431)      $ (2,401,544)

                                  RISK FACTORS

An investment in the shares offered in this Registration Statement involves a high degree of risk. Prospective investors should carefully consider the following factors concerning the business of Technology Visions and the offering, and should consult independent advisors as to the technical, tax, business and legal considerations regarding an investment in the shares.

Technology Visions may be unable to continue to operate as a going concern and is dependent upon obtaining additional financing, restructuring and/or curing defaults on its debt, completing its research and development, and successfully marketing its technologies, which may not be possible.

         Technology Visions' auditors, in their report of Technology Visions and its subsidiaries financial statements as of December 31, 2000, expressed substantial doubt about Technology Visions' ability to continue as a going concern. Technology Visions' ability to continue as a going concern is dependent upon:

         o        obtaining additional financing,
         o        restructuring and/or curing the defaults on its debt,
         o        completing research and development, and
         o        successfully marketing its technologies.

         Technology Visions' ability to meet these conditions is uncertain and as a result, Technology Visions may not be able to continue to operate as a going concern. At December 31, 2000, Technology Visions' current liabilities were $2,863,744 and it used $141,270 net cash in its operating activities. At March 31, 2001, Technology Visions' current liabilities were $2,880,046 and it used $142,533 net cash in its operating activities.

Since inception, Technology Visions has incurred significant losses and for the years ended December 31, 1999 and December 31, 2000, had accumulated deficits of $15,530,825 and 16,048,275, respectively, and accordingly, may not be able to generate sufficient revenues to achieve or sustain profitability in the future.

         For the years ended December 31, 2000 and December 31, 1999, Technology Visions' net operating loss was $517,450 and $635,209, respectively. For the three months ended March 31, 2001, Technology Visions incurred a net loss of $390,367. For the year ended December 31, 2000, Technology Visions incurred an accumulated deficit of $16,048,275 and a working capital deficit of $2,562,000.

At March 31, 2001, Technology Visions had an accumulated deficit and a working capital deficiency of approximately $16,438,642 and $2,725,000, respectively. Technology Visions anticipates that net-operating losses will continue through the next two years and therefore, Technology Visions may not be able to generate sufficient revenues to achieve or sustain profitability in the future. Technology Visions' losses are primarily due to expenses incurred in the development of technologies, including administrative expenses and interest.

         Further, the rate at which these losses may be incurred may increase significantly from current levels. As Technology Visions progresses from the product development stage of PET to the commercialization stage, additional expenses will be incurred prior to generating a revenue stream. At some point, Technology Visions will need to hire marketing personnel. Accordingly, Technology Visions will need to expend significant funds on salary, travel expenses, appropriate market support tools and applicable expenses. In addition, Technology Visions will need to expend funds on market application or engineering expenses necessary to demonstrate product performance, which may occur at the site, at the laboratory at the University of Akron or at an outside accredited, EPA approved laboratory.

Technology Visions has a limited operating history, only began developing its technologies in 1997 and may not be able to successfully respond to changes and risks in the technology field which may cause Technology Visions' products to become obsolete.

         Technology Visions only began developing its technologies in 1997, and has a limited operating history on which to base an evaluation of its business and prospects. Technology Visions' prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in the rapidly evolving market of technology. Risks to Technology Visions' operations include, but are not limited to, possible inability to respond promptly to changes in a rapidly evolving and unpredictable business environment and the risk of inability to manage growth. Competitors, working with new technology, may arrive at a technology which renders Technology Visions' products obsolete. Therefore, if Technology Visions fails to adequately introduce new, competitive products on a timely basis, its business and results of operations would be harmed.

         To address these risks, Technology Visions must, among other things:

         o        expand its customer base,
         o successfully implement its new business and marketing strategies,
         o        continue to develop and upgrade its technologies,
         o        respond to competitive developments, and
         o        attract and retain qualified personnel and consultants.

         Further, it will be a period of time, if ever, before any product resulting from Technology Visions' development efforts can be commercially marketed, sold and delivered. Because of this development period and other potential delays, other companies may develop and commence production of similar products prior to Technology Visions commencing any joint venture activities or licensing.

Technology Visions' growth may require substantial expenditures, which Technology Visions may not be able to fund and, in addition, as a result of its convertible debenture transaction, Technology Visions may be limited in its ability to obtain additional financing.

         For the fiscal years ended December 31, 2000 and December 31, 1999, Technology Visions had no revenues. Technology Visions' success and ongoing financial viability is contingent upon the success of its new business model and the generation of related cash flows. Technology Visions' failure to meet these contingencies may cause it to delay or suspend its operations. On December 28, 2000, Technology Visions issued convertible debentures to New Millennium Capital Partners II, LLC and AJW Partners, LLC in exchange for $750,000, less $30,000 in costs and expenses for negotiation and preparation of the transaction documents. Technology Visions may require financing in addition to this amount. Further, the debenture agreement places limits on Technology Visions' ability to obtain additional financing, including a lock-up period of a minimum of ninety days from the effectiveness of this registration statement. In addition, Technology Visions has pledged substantially all of its tangible assets as collateral for this transaction and therefore, may be unable to use its assets to secure additional financing.

Technology Visions' ability to attract additional financing, if at all, may dilute the ownership interests of investors and may cause selling stockholders, as well as other holders, to sell their shares, which would contribute to downward movement in the price of shares.

         Technology Visions intends to raise additional funds through the issuance of equity, equity-related or convertible debt securities. The issuance of additional common stock dilutes existing stockholders. In connection with its transaction with NMC and AJW, Technology Visions issued debentures and common stock warrants, which may be converted into shares of common stock, and accordingly, Technology Visions' stockholders may experience dilution. Further procurement of additional financing through the issuance of equity, equity-related or convertible debt securities or preferred stock may further dilute existing stock. Further, the perceived risk of dilution may cause selling stockholders, as well as other holders, to sell their shares, which would contribute to downward movement in the price of your shares.

The selling stockholders' conversion of the debentures and exercise of the warrants may have a significant negative effect on the price of Technology Visions' common stock and cause the selling stockholders to receive a greater number of shares upon subsequent conversions and exercises, which may dilute Technology Visions' common stock.

         To the extent that shares of common stock become convertible under the debentures or exercisable under the warrants issued in the agreement with AJW and NMC, the selling stockholders, the market price of Technology Visions' common stock may decrease because of additional shares being acquired by the selling stockholders and sold in the market. The dilution from Technology Visions' debentures and warrants could also decrease the market price of Technology Visions' common stock. In addition, the possibility of dilution and decreased market price could inhibit Technology Visions opportunity to obtain additional public or private financing, when and if needed, or on terms acceptable to it.

         A decrease in the price of Technology Visions' common stock may cause the selling stockholders to receive a greater number of shares upon subsequent conversions and exercises. The following table sets forth for Technology Visions' current market price for its common stock and for prices representing 75%, 50% and 25% of the current market price, the conversion and exercise prices, the number of shares issued upon conversion and exercise, and the percentage of outstanding stock represented by these shares.


                                                                           PERCENTAGE OF
                                                       TOTAL               OUTSTANDING
                                                       NUMBER OF SHARES    STOCK
                                                       ISSUABLE UPON       REPRESENTED BY
                CONVERSION           EXERCISE          CONVERSION          SHARES ISSUABLE
   SHARE        PRICE OF             PRICE OF          (1) AND             UPON CONVERSION
   PRICE        THE DEBENTURES      THE WARRANTS       EXERCISE(2)         AND EXERCISE (3)
   -----        --------------      ------------       -----------         ----------------
   $  .23           $.13                $.16           6,519,231           17%
   $  .17           $.09                $.11           9,083,333           24%
   $  .12           $.07                $.09           11,464,286          30%
   $  .06           $.03                $.04           25,750,000          68%


         (1) Assuming that all convertible debentures, in the aggregate amount of $750,000.00, are converted.
         (2) Assuming all warrants, exchangeable for the aggregate of 750,000 shares of common stock, are exercised.

         (3) Calculated on the basis on 37,917,876 shares of common stock outstanding at July 6, 2001. However, pursuant to the convertible debenture agreements, the holders of the debentures and/or warrants are prohibited from converting the debentures or exercising the warrants to the extent that this conversion or exercise, as the case may be, would result in the holder, together with any affiliate of the holder, beneficially owning in excess of 4.999% and 9.999% of the outstanding shares of common stock following conversion or exercise.


The selling stockholders may engage in short selling activities that may depress the market price of Technology Visions common stock and encourage future short sales.

         The selling stockholders may have an incentive to sell common stock in the market before the expiration of the warrants issued in connection with the convertible debentures because those sales could contribute to a reduced price for Technology Visions' common stock. Any future issuance of a significant number of common shares, or any future resales by the holders of a significant number of common shares, or the prospect of these issuances or resales, could negatively affect the market price of Technology Visions' common stock. The issuance and sale of those additional shares could further depress the market price of the common stock and encourage short sales of Technology Visions' common stock.

         Further, a lower stock price could contribute to a lower conversion price, thereby increasing the amount of common stock issuable to the selling stockholders. The debentures may be converted into common stock at a price of the lesser of (a) $.14 or (b) 55% of the average of the lowest three inter-trading prices during the ten days preceding conversion. At $.14, $750,000 worth of debentures could be converted into 5,357,143 shares of common stock. However, if the average of the lowest three inter-trading prices during the ten days preceding conversion was $.20, the conversion price would be $.11. At $.11, $750,000 worth of debentures could be converted into 6,818,182 shares of common stock. However, the selling shareholders are limited in their conversion, if at the time of conversion, their ownership of Technology Visions' common stock would exceed 4.999% of the-then issued common stock. Overall, however, selling stockholders will have the ability to convert substantially greater amounts of common stock over time based on a lower conversion price.

Technology Visions may have violated Section 14(a) of the exchange act when it failed to file a definitive proxy statement prior to a shareholder meeting held on June 15, 2000 and therefore, may be subject to administrative or civil liability.

         Technology Vision may have violated Section 14(a) of the Exchange Act by filing a proxy statement on May 30, 2000 in definitive form, without first filing a preliminary form, for a shareholder meeting held on June 15, 2000. Under federal law, the SEC or Technology Visions' stockholders may take legal action against Technology Visions or its Board of Directors for the failure to file a preliminary Schedule 14A under the Securities Exchange Act of 1934. This action may subject Technology Visions to monetary damages and/or an injunction against future violations of federal securities laws. Further, shareholder action on behalf of the corporation or SEC action may place Technology Visions' operations in a negative light and discourage any future financing and/or securities transactions with the company.


Technology Visions may be subject to civil or administrative action for past federal and state securities law violations which may negatively effect Technology Visions' operations and its ability to attract future financing.

            Between 1992 and April 1994, current management believes that Technology Visions, under the control of its former management, issued approximately 6 million shares of stock or convertible debentures to investors through a series of private placements. Technology Visions may have sold these securities and notes without registration and/or an available exemption under the Securities Act of 1933 or without qualification and/or an available exemption under the securities laws of certain states, including California, New York, Florida and Delaware. Accordingly, Technology Visions may be subject to administrative or civil action as a result of these issuances. Any litigation or administrative proceeding would result in substantial costs and diversion of resources from Technology Visions' business plan and therefore, would seriously curtail Technology Visions' ability to develop, market and/or profit from its technologies. Further, federal, state or civil action would cause Technology Visions' operations to be less attractive to potential investors and therefore, lessen Technology Visions' opportunities for future financing.

         Further, in addition to the shares issued in private placements, between December 16, 1992 and February 17, 1994, former directors and officers of Technology Visions issued themselves and related entities approximately 12 million shares of common stock. An internal audit by Technology Visions determined that these issuances lacked valid consideration. As a result, Technology Visions issued more shares of common stock than it had authorized under its Certificate of Incorporation, which may have violated Delaware securities and corporation law. Accordingly, Technology Visions may also be subject to administrative or civil action as a result of these issuances, and therefore, may not be able to focus on its business or attract additional financing.


Technology Visions' business model is dependent on its ability to successfully evaluate and license its technologies, failure to identify and market a commercially feasible technology will likely terminate Technology Visions' operations.

         Technology Visions evaluates the commercial viability for each technology. When a commercial application is developed, Technology Visions will license the technology to a licensee who undertakes the process of bringing applications of the technology to market. All of Technology Visions' technologies, whether patented or unpatented, are in the development stage. None of Technology Visions' products has proven in actual operations to be commercially feasible. Technology Visions' business will likely fail if it is unable to develop, produce, and sell a commercial product.

Technology Visions' technologies are subject to government regulation for safety, efficacy and quality, failure to obtain required regulatory approvals may cause it to cease production of its technologies and therefore, decrease its ability to generate revenue.

         The production and marketing of Technology Visions' products and technologies and its ongoing research and development activities are subject to governmental regulation for safety, efficacy and quality by numerous authorities in the United States and other countries. These regulatory agencies include the Department of Transportation, the Environmental Protection Agency, Nuclear Regulatory Commission, and Department of Energy. Failures or delays by Technology Visions or its affiliates or licensees in obtaining the required regulatory approvals would adversely affect the marketing of products Technology Visions develops and Technology Visions' ability to receive product revenues and royalties.

Technology Visions' systems, procedures, controls and existing space may not be adequate to support expansion of Technology Visions' operations, which may strain Technology Visions' resources and therefore, detrimentally affect its future operations.

         Technology Visions may expand its operations rapidly, which may create significant demands on Technology Visions' personnel and other administrative resources, operations and management. These demands on Technology Visions' administrative and operational capabilities could adversely effect:

         o        the quality of its products,
         o its ability to retain and attract research and development staff,
         o its ability to retain and attract administrative personnel and management, and
         o        its ability to collect revenues, if any.

         Further, Technology Visions' systems, procedures, controls and existing space may not be adequate to support expansion of Technology Visions' operations. Technology Visions' future operating results will depend, among other things, on its ability to manage changing business conditions and to continue to improve its operational, financial control and reporting systems.

Technology Visions is dependent on members of its key personnel, particularly Mr. James Lahey and Mr. James Giansiracusa for their knowledge of the technology industry, and loss of these personnel may cease the research and development of the technologies, particularly PET.

         The success of Technology Visions is dependent upon, among other things, the services of Mr. James Lahey, President and CEO, and Mr. James Giansiracusa, Chief Operating Officer, Secretary, and Chief Financial Officer. Because of Mr. Lahey's and Mr. Girasiracusa's knowledge of the technology industry, particularly PET, the loss of the services of Mr. Lahey or Mr. Giansiracusa could have a material adverse effect on the research and development of the company's technologies. Mr. Lahey and Mr. Giansiracusa were responsible for negotiating and implementing contracts entered into for research and testing for the United States Department of Energy. Mr. Lahey and Mr. Giansiracusa are near retirement age and may choose to leave the company prior to the development of the company's technologies, which may lead to loss of these contacts and therefore, halt the development of the technology. Technology Visions has entered into employment agreements with Mr. Lahey and Mr. Giansiracusa but does not maintain any key-man life insurance.

         Further, Technology Visions hires independent engineers, research consultants, institutes, independent business entities and other technical and business consultants as needed to develop and analyze technologies; however, Technology Visions may not be able to attract and retain these qualified individuals to implement its business plan.

Technology Visions' success depends upon its ability to protect its intellectual property and proprietary technologies, which could involve costly and lengthy litigation that could seriously harm its business and financial condition.

         Technology Visions holds patents on many of its technologies and there is a patent pending for the Polymer Encapsulation Technology. Others may infringe upon patents that Technology Visions holds and Technology Visions may not be able to afford the high cost of filing and pursuing an infringement action against any alleged infringing party. In addition, any particular aspect of Technology Visions' technologies may infringe the claims of other existing patents, and therefore, subject Technology Visions to an infringement action.

            Legal proceedings could subject Technology Visions to significant liability for damages or invalidate Technology Visions' proprietary rights. Any potential intellectual property litigation also could force Technology Visions to take specific actions, including:

         o cease selling its products that use the challenged intellectual property;
         o obtain from the owner of the infringed intellectual property a right or a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or
         o redesign those products that use infringing intellectual property.

New products and technologies that Technology Visions develops may fail to meet commercial expectations and may subject it to risk for product liability, which could prevent Technology Visions from ever becoming profitable.

         The marketing of Technology Visions' proposed products has inherent risks, particularly PET, which was developed to contain and transport nuclear waste. The proposed technologies have not operated over time and under various conditions of actual use. Even if a product is successfully developed, manufactured and marketed, the occurrence of:

         o        a warranty or product liability action,
         o retraction of market acceptance due to a proposed product failure, or
         o        failure of a product to meet commercial expectations,

could prevent Technology Visions from ever becoming profitable. Further, failure of a proposed product to operate as expected could lead to potential product liability suits. Technology Visions does not currently have product liability insurance. Further, development of new technologies for manufacture is frequently subject to unforeseen expenses, difficulties and complications and in some cases, development cannot be accomplished.

Technology Visions' operations are dependant on locating adequate suppliers and manufacturers, failure to do so could reduce or curtail operations.

         Sources of supply for Technology Visions' proposed products may be difficult to locate or may not provide sufficient supplies at a reasonable cost for the proposed products. Further, Technology Visions does not have manufacturing expertise, facilities or capabilities and does not intend to manufacture any products. Even if an acceptable supplier or manufacturer can be found, termination of the services of these suppliers or manufacturers could result in interruptions in the ability to manufacture the products until an alternative source can be secured. Technology Visions will be dependant on contractors and subcontractors to timely manufacture the proposed products in sufficient quantities, at the required specifications, and at low enough prices to meet Technology Visions' proposed sales prices for its products.

Technology Visions faces substantial competition from competitors with significantly greater human and financial resources, experience, and technical staff, which could reduce or eliminate technology visions' ability to compete in a designated market.

            There are many companies, substantially all with significantly greater resources, including financial resources, experience and technical staff than Technology Visions. These companies have or may successfully develop products which meet some of the needs intended to be met by Technology Visions' proposed products. Some of these companies have established strong market positions in their products. These competitors may respond vigorously to any threat in their market shares and therefore, Technology Visions may not be able to compete successfully in the future.

Technology Visions' common stock price is highly volatile and any fluctuations that occur following completion of this offering may reduce the market price and/or liquidity of Technology Visions' common stock.

         The market price of the common stock has been, and is likely to remain, highly volatile as is frequently the case with unseasoned public companies. The following developments affecting Technology Visions or its competitors could cause the market price of the common stock to fluctuate substantially and reduce the liquidity of the common stock:

         o        quarterly operating losses of Technology Visions,
         o deviations in losses of operations from estimates of securities analysts, and
         o changes in general conditions in the economy, or in the technological industry.

         The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies securities and that have often been unrelated to the operating performance of these companies.

Technology Visions' common stock is traded on a limited public market, which may impact stockholders' ability to liquidate their investments.

         Technology Visions' common stock is traded on a limited basis on the Nasdaq OTC Bulletin Board, which tends to be comprised of small businesses of regional interest with limited trading activity. At this time, Technology Visions' common stock is traded in only a limited number of states. The existing market for the common stock may not continue and therefore, holders of the common stock may not be able to sell the common stock should they desire to do so.

FORWARD-LOOKING STATEMENTS

         Except for historical information contained in this prospectus, the matters discussed in this prospectus are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in these forward looking statements. These risks and uncertainties include, without limitation, Technology Visions' dependence on the timely development, introduction and customer acceptance of products, the impact of competition and downward pricing pressures, the ability of Technology Visions to generate revenues and raise any needed capital, the effect of changing economic conditions, and risks in technology development.

USE OF PROCEEDS

         Technology Visions will not receive any proceeds from the sale of the shares by the selling stockholders. In connection with the convertible debenture transaction, Technology Visions agreed to issue to AJW and NMC, respectively, warrants to purchase 375,000 shares of common stock, totaling 750,000 shares, at a price equal to 125% of the conversion price of the debentures. The conversion price is the lesser of $.14 per share or 55% of the average of the lowest three inter-trading day prices during the ten trading days preceding the conversion date. Assuming a maximum conversion price of $.14, and therefore, an exercise price of $.175, the maximum amount of proceeds that Technology Visions could receive from the exercise of the warrants by the selling stockholders is $131,250.

         The following table sets forth the use of the proceeds from the exercise of the warrants, at the highest conversion price, in this offering:


Total Proceeds                       $131,250              100%

Equipment                            $  3,675                3%

Services                             $ 48,045               37%

Operating Expenses &                 $ 79,530               60%
Working Capital

The use of the operating expenses and working capital amount is as follows:

Operating Expenses &
Working Capital


Salaries                    $  28,500
Taxes/FICA                  $   7,200
Office Rent &Util.          $   5,400
Telephone                   $   1,275
Copy/printing/supply        $     150
Marketing                   $   1,410
Operating Reserve           $   8,910
Travel & Expenses           $   6,500
Insurance/Liability         $     150
Product Development         $  20,035

Total                       $  79,530


         At July 3, 2001, the exercise price of the warrants would be $.16, or 125% of the conversion price, which is $.13. Accordingly, the total amount of proceeds that Technology Visions could receive at July 3, 2001 upon exercise of all of the warrants is $120,000. Technology Visions would account for the $11,250.00 difference in funds by decreasing the amount paid to salaries.

DETERMINATION OF OFFERING PRICE

         Not applicable.

DILUTION

         Not applicable.

SELLING SECURITY HOLDERS

New Millennium Capital Partners II, LLC and AJW Partners, LLC

         New Millennium Capital Partners II, LLC ("NMC") and AJW Partners, LLC ("AJW") (collectively, the "selling stockholders") are engaged in the business of investing in publicly traded investment securities for their own account. NMC and AJW are located at 155 First Street, Suite B, Mineola, New York 11501. Corey Ribotsky has sole control over AJW. Corey Ribotsky and Glenn A. Arbeitman jointly make the decisions for NMC. A discussion of the material terms of the agreements with the selling stockholders is included below and copies of the complete agreements are attached as exhibits to this registration statement.

         On December 28, 2000, Technology Visions entered into a Secured Convertible Debenture Purchase Agreement with AJW and NMC in which AJW and NMC, respectively, agreed to purchase Technology Visions 10% Secured Convertible Debentures for a purchase price of $375,000 each. This agreement totals $750,000 due to Technology Visions, less $30,000 in costs and expenses for negotiation and preparation of the convertible debenture purchase agreement and the related documents. The debentures are payable within one year with interest accruing at a rate of 10% per annum, payable in cash or in common stock on a quarterly basis. The debentures may also be converted into shares of Technology Vision common stock, as further described below and in the transaction documents included as exhibits to this registration statement.

         The conversion price of the debentures is the lesser of $.14 per share or 55% of the average of the lowest three inter-trading day prices in the ten business days prior to the applicable conversion date. The debenture limits NMC and AJW's conversion if, at the time of conversion, the parties ownership of Technology Visions' common stock would exceed 4.999% of the then issued and outstanding shares of common stock. Technology Visions will not issue fractional shares of common stock to the holders upon conversion, but instead, will make a cash payment to redeem the fractional share or issue one whole share of common stock in lieu of the fractional share.

         Under the basic formula, the selling stockholders may convert all or part of their debentures by dividing the principal amount of the debenture to be converted by the conversion price. Then, if the holder elects to receive interest on the debenture in shares of common stock in lieu of cash, this amount is determined by multiplying the principal amount of the debenture by the product of (a) the quotient obtained by dividing .10 by 360 and (b) the number of days that the principal amount of the debenture has been outstanding, divided by the conversion price. The amount of principal converted by the holder is then added to the amount of interest converted by the holder to equal the total number of shares of common stock Technology Visions will issue upon conversion.

         For example, assume that on July 3, 2001, NMC elected to convert its $187,500 debenture and interest accrued into shares of common stock. On July 3, 2001, 55% of the average of the lowest inter-trading day prices during the ten preceding trading days was approximately $.13. Therefore, the conversion price would be $.13, because it is less than $.14 per share. Using the conversion formula, to obtain the number of shares issuable upon conversion, $187,500, the principal amount of the debenture is divided by $.13, the conversion price. This amount equals 1,442,308, which is the amount of common stock that the principal may be converted into.

         To calculate the interest on this amount, the product of 187,500, the principal amount of the debenture, and the product of .10 divided by 360, which is .0003, and 186, the number of days that the principal amount was outstanding, is divided by the conversion price, $.13. This amount equals 86,538.46, which is the amount of common stock that the interest owed on the debenture may convert into. Therefore, NMC is entitled to 1,528,846.46shares of common stock, representing the sum of the common stock owed on the principal and interest. Assuming that Technology Visions' issuance of this common stock would not allow the holder and its affiliates to own more 4.999% of the outstanding common stock of Technology Visions, the debenture may be converted into 1,528,847 shares of common stock or 1,528,846 shares of common stock, if Technology Visions elects to make a cash payment to redeem the fractional share of common stock.


         In connection with this transaction, Technology Visions agreed to issue to AJW and NMC, respectively, warrants to purchase 375,000 shares of common stock, totaling 750,000 shares, at a price equal to 125% of the conversion price of the debentures, subject to adjustments. Using the example above, if the conversion price for the debentures was $.13, the exercise price of the warrants would be $.16, or 125% of $.13.

         The price of the warrants and the debentures may be adjusted in the event Technology Visions:

         o        pays a stock dividend,
         o        reclassifies or exchanges the common stock,
         o        distributes evidences of indebtedness to its stockholders, or
         o issues common stock or derivative securities at a price less than the exercise price of the warrants.

         Pursuant to the Secured Convertible Debenture Agreement and the warrant agreements, Technology Visions agreed to register under the Securities Act of 1933 (a) 200% of the common stock underlying the debentures, plus interest if paid in common stock and (b) the common stock underlying the warrants within ninety days of the transaction's closing. Technology Visions' failure to effectively register the shares within this time frame subjects it to liquidated damages in the amount of 2.0% of the purchase price of the shares.

         The debenture agreement places limits on Technology Visions' ability to obtain additional financing, including a lock-up period of a minimum of ninety days from the effectiveness of this registration statement and a right of first refusal on financing for the following ninety days.

         Further, to induce the parties to enter into the debenture agreement, Technology Visions entered into security agreements with the parties to secure the payment obligations under the debentures. These agreements grant the debenture holders a first priority security interest in tangible and intangible property of Technology Visions, which includes substantially all of Technology Visions' goods, inventory, contract, rights, receivables, patents, trademarks and copyrights.


         The following table sets forth the selling stockholders, and the number of shares of common stock beneficially owned by them as of July 3, 2001, which may be offered pursuant to this prospectus. This information is based upon information provided to Technology Visions by either the named selling stockholder or Technology Visions' transfer agent. Because the selling stockholders may offer all, some or none of their respective shares of common stock, no definitive estimate as to the number of shares that will be held by the selling stockholder after this offering can be provided. Selling stockholders may include the stockholders listed below and their transferees, pledges, donees or other successors. Except as set forth below, none of the selling stockholders is currently an affiliate of Technology Visions and none of them have had a material relationship with Technology Visions during the past three years.


         The debentures and warrants issued to the stockholder each prohibit the holders of the debentures and/or warrants from converting the debentures or exercising the warrants to the extent that this conversion or exercise, as the case may be, would result in the holder, together with any affiliate of the holder, beneficially owning in excess of 4.999% and 9.999% of the outstanding shares of common stock following conversion or exercise. These restrictions may be waived by the holder of the debentures and the warrant as to itself upon not less than 61 days notice to Technology Visions.

                           Shares Beneficially                                 Shares Beneficially
                           Owned Before Offering                               Owned After Offering
Selling                                                  Number of Shares
Stockholders(1)            Number(3)      Percent (2)    Being Offered (4)        Number (5)       Percent
---------------            ---------      -----------    -----------------        ----------       -------
AJW Partners, LLC          3,259,616         9%            6,721,154                0                0%

New Millennium Capital     3,259,616         9%            6,721,154                0                0%
Partners II, LLC


(1) To our knowledge, the selling stockholders have sole voting and investment power with respect to all common stock shown as beneficially owned by them, subject to community property laws where applicable. Except as otherwise set forth in this section, the table includes shares of common stock that the selling stockholders have the right to acquire pursuant to the exercise of warrants and options exercisable within 60 days and shares of common stock issuable to selling stockholders upon the conversion of preferred stock held by them.

(2) Percentage ownership is based on 37,917,876 shares of common stock outstanding as of July 6, 2001 and, except as otherwise set forth in this section, in each case assumes exercise and/or conversion of all warrants, options and preferred stock.

(3) Includes the shares of Technology Visions common stock issuable to the respective selling stockholders upon conversion of their preferred stock and exercise of their warrants. These amounts do not take into account the 4.999% limitation of the convertible debenture agreement.

(4) Includes the shares of Technology Visions common stock issuable to the respective selling stockholders under the convertible debenture and warrant agreements, including common stock allocated for payment of interest on the debenture and fluctuations in the conversion price of the debentures.

(5) Assumes the sale of all shares of common stock offered in this registration statement.


PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o        privately negotiated transactions;

o        short sales;

o broker-dealers may agree with the selling stockholders to sell a specified number of these shares at a stipulated price per share;

o        a combination of any  methods of sale; and

o        any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in securities of Technology Visions or derivatives of Technology Visions securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders have advised Technology Visions that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In these events, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Technology Visions is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. Technology Visions has agreed to indemnify the selling stockholders against losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL PROCEEDINGS

         As of the date hereof, Technology Visions is not a party to any material litigation, and to the knowledge of management, there is no material litigation or claim threatened or contemplated against Technology Visions except as described below. These proceedings are related and deal with questions related to the actions of past directors and officers and the validity of stock transactions conducted during their tenure.

         Orbit Technologies Inc., et al. v. Lahey, et al. The action filed by Richard Benveniste and Edgar R. Benveniste on June 2, 1997 in the Delaware Court of Chancery, Case No. 15720-NC, on behalf of themselves and purportedly on behalf of the company against James B. Lahey, James A. Giansiracusa, Ian C. Gent, Stephen V. Prewett, and William N. Whelen. The Complaint sought a determination by the Court of Chancery as to who constituted the valid Directors of the company in connection with a written consent action initiated by the plaintiffs.

         On February 23, 2001, the plaintiffs dismissed this action. With the dismissal of this action, Technology Visions is not a party to any material litigation.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

IDENTIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS.

         The following table sets forth information concerning the directors and executive officers of Technology Visions:

NAME                              AGE        TITLE
James B. Lahey                    66         Chairman of the Board of Directors,
                                             President, Chief Executive Officer,
                                             and Director

James A. Giansiracusa             52         Chief Operating Officer, Secretary,
                                             Chief Financial Officer and
                                             Director

Stephen V. Prewett                58         Vice-President-Technology
                                             Development and Director

Ian C. Gent                       59         Director

William N. Whelen, Jr.            63         Director

JAMES B. LAHEY became President and a director of Technology Visions in March 1995. From 1993 through 1994 he was President and Executive Vice President of Sensotron, Inc., which develops technologically advanced transducer products. From 1989 to 1992 he was Corporate Executive Vice President of W. S. Shamban & Co., a manufacturer of engineered sealing systems. He has previously held senior management positions with W. R Grace & Co. and Ausimont U.S.A. Mr. Lahey holds a Bachelors degree in Civil Engineering from Manhattan College and is a registered professional engineer in New York.

JAMES A. GIANSIRACUSA has been the Secretary of Technology Visions since October 1993 and became Vice President-Operations in January 1994. Before joining Technology Visions, Mr. Giansiracusa was a Lieutenant Colonel in the United States Marine Corps where his duties included command billets in both aviation and infantry. He was also a consultant for Wackenhut Services International, an international security firm, from 1991 to 1992. During Mr. Giansiracusa's military service he, at times, was responsible for over 1,300 persons. Mr. Giansiracusa participated in strategic planning relative to many global scenarios. Mr. Giansiracusa was awarded a Master of Science degree in Systems Management from the University of Southern California in 1983.

IAN C. GENT has been a consultant to Technology Visions since September 1994. Mr. Gent became Chief Financial Officer and a director of Technology Visions in April 1995. He has provided advice in the areas of investment banking, corporate structuring, and organizational strategies. Mr. Gent has also assisted with securities compliance and investor relations. Between 1989 and 1994, he was Vice President and Director of the Canadian Commerce Group of Fleet Bank of New York, a member of the Fleet Financial Group. In January 1994 he became President and Chief Executive Officer of West Niagara Capital Corporation, a private Canadian merchant banking company specializing in technology and real estate consulting.

During his 27 years in the securities and banking industries, he has held positions as Vice President of Merrill Lynch Royal Securities in Canada, Managing Director of a regional broker dealer, President and Chief Operating Officer of Southern Tier Gas Producers, and President and Chief Executive Officer of GDM Securities, a wholly owned subsidiary of Goldome Savings Bank. Mr. Gent has a Bachelor of Science in Business Administration from Ashland College, Ohio and has completed several advanced management and industry programs.

DR. STEPHEN V. PREWETT has been a consultant to Technology Visions since July 1994 and has provided technological assessment support, technology transfer guidance, and license agreement negotiations. He became Vice President of Technology Development in July 1994 and a director of Technology Visions in April 1995. Dr. Prewett has extensive nuclear industry experience and has served in a variety of positions with the Department of Energy, including Senior Nuclear Engineer from 1976 to 1982. Dr. Prewett was also Director of Environmental Safety and Health and Manager of Environmental Affairs with Gen Corp, a multi-national manufacturing company from 1982 to 1984. Dr. Prewett's background includes market assessment, identifying teaming partners for new technology implementations, and strategy assessment to identify market trends and industry growth areas. Dr. Prewett received a Bachelor of Science degree in Applied Physics from East Carolina University, and Masters and Doctorate degrees, respectively, from Virginia Polytechnic Institute in Nuclear Science and Engineering.

WILLIAM N. WHELEN, JR. was appointed a director of Technology Visions in September 1996, filling the vacancy following the resignation of Mr. Joseph. Mr. Whelen's broker registration for the last five years has been with Simon Securities, Inc. of New Jersey. Mr. Whelen serves on the board of Alpha Online Power Corporation, a public company and is a trustee for the Episcopal Diocese of Delaware. He holds a Bachelor of Science Degree in Electrical Engineering from Widener University of Chester, Pennsylvania.

         All directors hold office until the next annual meeting of the stockholders and until their successors have been elected and qualified. The officers are elected annually by the board of directors.

         There are no family relationships between any of the Technology Visions' directors and officers. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which any person has been elected or nominated as a director or executive officer.

SECTION 16(a) - Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires Technology Visions' executive officers and directors, and persons who beneficially own more than 10% of Technology Visions' stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish Technology Visions with copies of all Section 16(a) forms they file.

         Based solely upon a review of the copies of the forms furnished to Technology Visions and information involving securities transactions of which Technology Visions is aware, Technology Visions believes that during the fiscal year ending December 31, 2000, that it has advised the appropriate parties and entities of the compliance with all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth, as of July 6, 2001, information regarding shares of common stock owned by (a) each person known by management to beneficially own more than 5% of the outstanding common stock, (b) each of Technology Visions' directors, and (c) all executive officers and directors of Technology Visions as a group:

Name and Address of                   Amount and Nature of             Percent of Outstanding
Beneficial Owner                      Beneficial Shares Owned          Ownership
James B. Lahey (1,3,5)                1,600,000                                 4%
Carlsbad Research Center
5950 La Place Court, Suite 140
Carlsbad, CA 92008
James A. Giansiracusa (2,3,5)         2,421,593                                 6%
Carlsbad Research Center
5950 La Place Court, Suite 140
Carlsbad, CA 92008
Ian C. Gent (3,4,5)                   700,000                                   2%
Carlsbad Research Center
5950 La Place Court, Suite 140
Carlsbad, CA 92008
Stephen V. Prewett (3,4,5)            1,794,783                                 5%
Carlsbad Research Center
5950 La Place Court, Suite 140
Carlsbad, CA 92008
William N. Whelen, Jr. (4,5)          600,000                                   2%
Carlsbad Research Center
5950 La Place Court, Suite 140
Carlsbad, CA 92008
All Officers and Directors
as a group
(5 persons) (5)                       7,116,376                                 19%
Ruth P. Brittingham                   4,022,292                                 11%
S. A. Power Corporation               1,300,000                                 3%
O. G. Sansone & Colleen
Sansone                               5,543,603                                 15%


* Amount held represents less than 1%.

(1) Includes 500,000 shares of common stock as part of an employment contract.
(2) Includes 1,556,593 shares of common stock subject to currently exercisable options.
(3) Includes 500,000 shares of common stock awarded as Part of Incentive Compensation Plan.
(4) Includes 400,000 shares of common stock awarded as Part of Incentive Compensation Plan.
(5) Includes 3,251,376 shares of common stock subject to currently exercisable options.

DESCRIPTION OF SECURITIES

         The following summary is a general description of Technology Visions' Articles of Incorporation and Bylaws. This summary does not purport to be complete and is subject to, and is qualified in its entirety by, all of the provisions of the Articles of Incorporation and Bylaws, including the definitions included in these documents.

COMMON STOCK


         Pursuant to Technology Visions' Articles of Incorporation, the Board of Directors has authority to issue up to 100,000,000 shares of common stock, par value $0.001 per share. As of July 6, 2001, there were 37,917,876 shares issued and outstanding, one vote for each share held on all matters. Cumulative voting in elections of directors and all other matters brought before stockholders meetings, whether they are annual or special, is not provided for under Technology Visions' Articles of Incorporation or Bylaws. Technology Visions has not paid cash dividends on its common stock and does not intend to do so in the foreseeable future. Technology Visions intends to retain earnings, if any, to provide funds for its operations. Future dividend policy will be determined by the board of directors based upon conditions then existing including Technology Visions' earnings and financial condition, capital requirements and other relevant factors.


PREFERRED STOCK

         Pursuant to the Technology Visions' Articles of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 2,000,000 shares of preferred stock in one or more series. Further, the Board of Directors may fix the designations, preferences, rights and the qualifications, limitations of restrictions on these shares, including:

         o        dividend rights,
         o        conversion rights,
         o        voting rights,
         o        terms of redemption, and
         o        liquidation preferences.

         Any or all of these rights may be greater than the rights of the common stock. There are no shares of preferred stock currently issued and outstanding. The Board of Directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Technology Visions or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock.

SECURED CONVERTIBLE DEBENTURES

         Under a Secured Convertible Debenture Agreement dated December 28, 2000, Technology Visions issued to New Millennium Capital Partners II, LLC and AJW Partners, LLC 10% Secured Convertible Debentures in the aggregate amount of $750,000. These debentures may be converted into shares of common stock to at a price of the lesser of (a) $.14 or (b) as further defined in the agreement, 55% of the average of the lowest three inter-day trading prices during the ten days preceding the conversion date. The conversion price is subject to adjustment in the event of:

         o        a stock dividend or distribution,
         o issuance or rights, options or warrants to current stockholders,
         o        issuance of securities to other parties,
         o        reclassification or stock exchange, or
         o        merger and consolidation.

The debentures are payable within one year with interest accruing at a rate of 10% per annum payable in cash or common stock on a quarterly basis.

         The debentures do not entitle the holders to any of the rights of a stockholder of Technology Visions, including, but not limited to, the right to vote, to receive dividends and other distributions, or to receive notice of, or to attend, meetings of the stockholders or any proceedings of Technology Visions, unless the debentures are converted to common stock, as described above. The debentures are senior to any other indebtedness of Technology Visions in terms of payment, interest, damages, liquidation or otherwise.

TRANSFER AGENT

         North American Transfer Co., located at 147 West Merrick Road, Freeport, New York 11520, serves as the transfer agent for Technology Visions.

EXPERTS

         Grassi & Co., CPAs, P.C., who merged with Tabb, Conigliaro & McGann, P.C., independent auditors, have audited Technology Visions' financial statements included in Technology Visions' Annual Report on Form 10-KSB for the year ended December 31, 1999 and December 31, 2000, which is incorporated by reference in this prospectus and elsewhere in the registration statement.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

ORGANIZATION WITHIN LAST FIVE YEARS

         On May 27, 1997, Technology Visions entered into an installment loan agreement with Ruth Brittingham, an individual shareholder, to borrow $300,000, payable in $100,000 installments on May 27, 1997, September 5, 1997 and December 3, 1997. As of December 31, 1998, the shareholder has advanced Technology Visions $299,500 against the $300,000 loan agreement. The installment loan bears interest at 12% per annum and was due on May 27, 1999. The loan agreement provides for a minimum semi-annual interest payment of $6,000 commencing December 6, 1997, which was paid in January 1998. Technology Visions has defaulted on its remaining semi-annual payments. As of this date, Technology Visions owes Ms. Brittingham $365,500 plus 12% interest. The installment note is collateralized by Technology Visions' rights, titles and patents, to a technology known as the Polymer Encapsulation Technology (PET). On November 30, 2000, Ms. Brittingham entered into a standstill agreement with Technology Visions in which she agreed to forbear any collection of this debt for a period of twelve months in consideration of the investment by New Millennium Capital Partners II, LLC and AJW Partners, LLC in the company.

         During the second quarter of 1999, Technology Visions received a $60,000 loan, which was received as part of a stock purchase agreement at a conversion rate of $0.15 per share, from O. G. Sansone, Ruth Brittingham, Richard Benveniste, and Edgar Benveniste, four of Technology Visions' principal stockholders. The proceeds were used to pay Jeffer, Mangels, Butler & Marmaro, LLP pursuant to a court judgment for past due services. The payment was a final negotiated payment of a court judgment. Richard and Edgar Benveniste converted $20,000 of the loan into common stock of Technology Visions at a rate of $.15 per share. The balance of the loan has an interest rate of 10% per annum and is convertible at a rate of $.15 per share.

         As of December 31, 2000, James Lahey, Technology Visions' Chief Executive Officer and Chairman of the Board of Directors advanced the company $174,841 for funding of the continuing operations and technology development. The loan bears interest at 10% per annum and is convertible into common stock at a 20% discount of the average five-day market price prior to the conversion date. On November 30, 2000, Mr. Lahey entered into a standstill agreement with Technology Visions in which he agreed to forbear any collection of this debt for a period of twelve months in consideration of the investment by New Millennium Capital Partners II, LLC and AJW Partners, LLC. The standstill agreement does not prohibit Mr. Lahey from converting the loan into stock of Technology Visions.

DESCRIPTION OF BUSINESS

History of Technology Visions

         Technology Visions Group, Inc. was incorporated in Delaware in 1985 under the name Orbit Technologies, Inc. Orbit Technologies, Inc. changed its name to Technology Visions Group, Inc. on December 22, 2000. Technology Visions' objective is to take base technologies, develop these technologies until commercially viable products are possible and license these technologies and any products resulting from the technologies to affiliated or unaffiliated entities. These licensees will be responsible for the production and marketing of these products. While the technologies described in this document are undergoing feasibility studies and testing, none has proved to be commercially feasible.

         Technology Visions operates under its current mandate as an applied research and development company and employs and retains independent engineers, research consultants, research institutes, universities and other consultants as needed to develop and analyze technologies. Technology Visions has developed or acquired technologies that it believes have potential to yield commercially viable products. None of the technologies are currently in commercial use. Over the last two fiscal years, Technology Visions has spent approximately $688.00 for research and development activities. These costs were borne directly by Technology Visions.

     Business activities over the past two years have focused predominantly on identifying and familiarizing potential end users, who are retail or industrial users of PET, including governmental entities, with the testing and evaluation work completed and funded to date by Lockheed Martin and Bechtel BWXT. Research and development expenses entail the preparation of PET samples to treat and contain radioactive waste. Future business activities will consist of implementing the recommendations of the completed test and evaluation contracts Lockheed Martin and Bechtel BWXT funded. These activities include:

         o A pilot scale demonstration utilizing processing equipment and shipping containers to determine engineering process parameters,
         o Optimization and mixing studies to investigate decreasing the leach rates of contaminants, to evaluate the amount of waste that PET can encapsulate,
         o Cost benefit analysis to evaluate the efficacy of the disposal and transportation applications of PET,
         o        Hydrogen generation from radiolysis, and
         o        Thermal freeze/thaw to test the durability of PET.


The Technologies
----------------

         Technology Visions' technologies encompass the following areas:

     1. Polymer Encapsulation Technology
     -----------------------------------

         Since 1996, Technology Visions has focused on the development and use of its polydimethylsiloxane-based Polymer Encapsulation Technology (PET). PET was developed and subsequently assigned to Technology Visions by Dr. Stephen Prewett, a former employee and a director of the company. PET is intended for use with dry, radioactive and toxic waste for either final disposal or as a transportation medium to move materials from one site to another. PET has been developed for the treatment of waste material to prevent environmental damage and health problems caused by radioactive wastes that cannot be easily or economically rendered harmless.

         PET is a specific formulation of silicone foam that is further enhanced by adding proprietary elements to the base material. All of the materials that comprise PET are non-toxic, resulting in a non-toxic and environmentally safe finished product. These materials are readily available in industrial quantities. PET can be manufactured in sheet form, poured into molds, where it expands into a designated shape, or sprayed onto an existing surface to contain the covered material. PET can be manufactured in different density levels to meet particular specifications. PET is more expensive at retail than standard foam manufactured by others, however, in many cases, the value added by the enhanced properties of the final product provides economic advantages.

         PET is designed for difficult to treat hazardous or toxic waste materials. Technology Visions believes that applications may exist in other vertical markets, which would include use for other radioactive mixed or toxic wastes, and horizontal markets which would include other applications of the material, e. g., as a protective barrier, heat shield, fire protection, acid or base safeguard. Technology Visions has filed a patent application covering the specific containment applications that have been the result of testing and evaluation of PET. Technology Visions is in the process of filing new patent applications to cover additional properties or uses for the technology, including one application for the transportation of wastes and another as a barrier coating utilized for protection and storage of hazardous and toxic material wastes.

         Technology Visions believes that the commercial market for products incorporating PET includes the following:

         o The transportation industry, i.e. aircraft, automobile and public transportation manufacturers, for use with cushions, thermal barriers, anti-flammability needs;
         o        Public institutional furnishings;
         o Chemical and energy processing and production for the military; and
         o Construction industries, for use with equipment safety, non-toxicity, fire retardancy, thermal barriers, and resistance to acid and base materials.

     Testing of PET
     --------------

         PET has been tested for fire retardance by the Ontario Research Center. and Technology Visions is also conducting tests of PET to determine PET's:

         o        anti-flammability,
         o        non-toxicity,
         o        physical resiliency,
         o        thermal resistance,
         o        thermal insulation properties,
         o        tensile strength, and
         o        resistance to atmospheric decay.

         Further, Technology Visions has completed test and evaluation contracts for Lockheed Martin Idaho Technologies Company and Bechtel BWXT Idaho, LLC, in conjunction with testing for the U. S. Department of Energy, Idaho Operations Office, Idaho Falls, Idaho. The Idaho Falls site is one of many United States waste management sites, containing one form or another of either radioactive, toxic and/or hazardous waste requiring cleanup processing.

         In March 1998, Technology Visions was awarded a contract by Lockheed Martin Idaho Technologies Company to evaluate encapsulation of low-level calcine waste with PET. Calcine waste is a radioactive waste that results from nuclear fuel reprocessing and consists of salts and heavy metals. Lockheed Martin's test results indicated that PET has potential as an encapsulating method for final disposal of calcine waste and recommended exploration of further treatment formulations.

         In May 1999, Technology Visions was awarded a contract by Lockheed Martin Idaho Technologies Company to evaluate PET for disposal of actual pilot scale calcine waste. The contract was subsequently assigned to Bechtel BWXT, Idaho Falls. In September 1999, the contract was expanded and directed that PET be examined at maximum waste loading scenarios as a means for transporting high-level calcine wastes out of Idaho to an off-site melter. In November 1999, PET showed positive results for encapsulating calcine waste for both disposal at a permanent high-level waste disposal site and for transportation offsite. Bechtel BWXT recommended to the U.S. Department of Energy that a pilot plant demonstration be conducted to test and evaluate disposal parameters and product transportation. Other recommendations included encapsulation and mixing studies utilizing actual radioactive materials.

         In March 2000, Technology Visions' PET was selected for the second consecutive year for presentation at the international waste symposium, Waste Management 2000, in Tucson, Arizona sponsored by the University of Arizona. The paper, which was submitted for consideration by Bechtel BWXT, was judged by the conference's Technical Review Board and chosen for presentation based on the results of the most recent test and evaluation project completed for Bechtel. Technology Vision's presentation, entitled "POLYSILOXANE ENCAPSULATION OF CALCINE WASTE," was presented in the Nuclear Materials Stabilization and Disposition technical session.

         In June 2000, Bechtel BWXT awarded Technology Visions a contract to manage in-situ grout candidate materials, submitted by different manufacturers. Bechtel is evaluating these grout materials in regard to their ability to stabilize actual waste materials. Field testing commenced in April 2001 in Richland, Washington. Results of this testing are not yet available.

         In November 2000, Technology Visions participated in a trade show sponsored by The Waste Management Institute of New Zealand, titled WasteMINZ 2000, held in Sky City, Aucklan, New Zealand. WasteMinz is a non-profit organization that promotes sustainable waste management practices for the waste management industry in New Zealand, as well as internationally. At this show, Technology Visions' display focused on applications of PET for the containment of hazardous and toxic waste.


     2. Metafusion Process
     ---------------------

         Metafusion describes a materials coating process. The process encompasses the fusion of materials by chemical or physical means. The Metafusion Process permits the surface of a metal or alloy to be coated with another metal or alloy so that the applied material is actually fused onto and into the surface of the other atomic material. The process is achieved by electrical excitation of the materials by the application of a mid-range frequency pulsed electrical current. The process results in the fusion of the materials. The Metafusion Process does not generate excessive heat that can alter the properties of the materials. The metafusion of materials can be accomplished without expensive or sophisticated equipment.

         The Metafusion Technology has been scientifically corroborated by a number of independent entities, including Ontario Research Foundation of Mississauga, Ontario, which validated the solid Metafusion Process by analyzing the coating of steel and copper with titanium carbide. Hardness tests conducted at the Material Sciences Laboratory of the University of California at Los Angeles and the Surface Science Laboratory of Mountain View, California revealed that significant penetration of the applied materials into the substrate was achieved.

         Technology Visions believes that the Metafusion Process has various commercial applications. Potential applications include:

         o Processing materials onto and into printed circuits, cutting blades, tools and dies, and automotive parts,
         o        Corrosion resistance in extreme conditions, and
         o        Multi-layer applications for the reduction of heat expansion.

     A specific application of the Metafusion Technology is the TiTRODE application, which consists of the fusion of tungsten, a hard metal, and molybdenum, a metal with lubricity, to copper-alloy automotive welding tips. This coating:

         o        increases the life of the coated welding tips by 300%,
         o reduces welding tip change over time, resulting in improved productivity, and
         o        reduces cracking at the weld point.

     Technology Visions holds patents for the original Metafusion Process and is prepared to file patent applications for a new improved automated process, which is being developed. Technology Visions believes this specific application of technology in the automotive industry, where automobile assembly lines employ robotic resistance welding machines utilizing welding tips for fastening metal components together, could yield revenues. This is because the use of TiTRODES, in place of conventional tips, would increase the time between welding tip replacements, reducing down time, thereby improving productivity at less cost.

     The Metafusion technology, as a coating technology for the automotive industry, may be marketed in two ways:

         (1) As specifically designed equipment for coating welding caps. This equipment can be sold or licensed at the automotive facilities with the automobile company operating the equipment under a licensing agreement, or
         (2) The same specifically designed equipment can be designed, sold and licensed to copper electrode welding cap manufacturers who, in turn, use the Metafusion technology to create their own product(s) which would then be sold to their customers.

      Approximately six years ago, Technology Visions negotiated with Chrysler, a major automobile manufacturer, to design and build automation equipment for coating welding caps. Negotiations with Chrysler were later terminated because Technology Visions lacked the resources, both human and financial, to complete the project. At that time, Technology Visions decided to focus its limited resources on the environmental cleanup sector and return to commercialization of the Metafusion Process when its resources allow.

     3.  New Technologies
     --------------------

         Technology Visions intends to continue to acquire or obtain licenses to use technologies which have multiple market applications. Technology Visions has expended considerable time and effort in the analysis of a substantial number of new technologies. As a result of its analysis, Technology Visions has identified technologies which may yield commercially viable products. These include:

         o        coating technologies,
         o        chemical processes,
         o        material sciences developments, and
         o        nuclear safety applications.

         Technology Visions' ability to acquire new technologies may ultimately be limited by its lack of financial resources.

Exploitation of a Technology

     Technology Visions or its licensee must, with regard to each technology, after studies and testing, determine whether the technology may be commercially feasible. At that time, Technology Visions or the licensee must develop a plan which will best exploit this technology. This plan may require the raising of additional funds for Technology Visions or the licensee to exploit the technology, including the establishment of a marketing organization to sell this technology. Alternately, Technology Visions or the licensee may subcontract out the manufacturing, or may joint venture this technology with existing companies which have manufacturing or marketing capabilities or further license the technologies for exploitation to companies that have these capabilities. Upon further licensing, Technology Visions or the licensee may receive royalty payments. Any technology may also be sold outright with or without future payments based on sales. Therefore, each technology that may be commercially viable might be exploited in a different manner and may not be successful. To the extent that Technology Visions seeks to internally exploit any technology, Technology Visions may require substantial additional capital, which may not be available on favorable terms, if at all.

         Currently, Technology Visions is focused only on the development and use of PET as an advanced environmental technological solution to various radioactive and toxic waste materials the United States Department of Energy has identified for disposal. As a result of funding obtained from a Secured Convertible Debenture Purchase Agreement with AJW Partners, LLC and New Millennium Capital Partners II, LLC, Technology Visions is focused on commercializing PET in the waste remediation area. Specifically, Technology Visions has identified opportunities for treating high-level radioactive waste in Idaho by:

         o        stabilizing in-ground low-level mixed radioactive waste, and
         o creating a barrier for radioactive materials that are currently leaking into the environment.

         At this time, Technology Visions has not taken any further action in regard to these opportunities.

Intellectual Property Rights

         Technology Visions holds five issued United States patents for the following technologies:

         1.       Low cost titanium production;
         2.       Projectile welding;
         3. Apparatus for treating electrically conducive matrices and products produced by the process;
         4.       Process for the fusion of one element onto a second element;
                  and
         5.       Solutions for fusion of one element to another.

         The expiration dates of these patents range from January, 2006 to April, 2016. Technology Visions currently has a patent pending for a method for encapsulation and stabilization of hazardous and radioactive mixed wastes using PET. Technology Visions intends to file additional patents based on the technological progress over the last two years.

Employees/Consultants

         Technology Visions presently has two officers employed on a full time basis and one administrative assistant employed on a part-time basis.

         During the last two years, Technology Visions engaged a team of consultants who are specialists in disciplines not present in Technology Visions. Specific areas of focus include:

         o        technology evaluation,
         o        securities compliance,
         o        investor and shareholder relations,
         o        investment banking,
         o        operations/administration,
         o        human resources, policy and procedures, and
         o        business development.

         These specialists were brought on to advise management. Because of their increasing familiarity with Technology Visions, this pool of advisors and consultants represent a potential permanent staff when the funding permits. Technology Visions estimates that it would take between $3 and $5 million to hire the current consulting staff and three additional personnel, and provide the appropriate support facilities. This structure would be sufficient to internally exploit a specific technology. These consultants and advisors have been compensated largely on a contingent fee basis and share option awards related to performance criteria and the successful execution of responsibilities. None of the consultants are affiliates of Technology Visions.

Government Regulation

         The production and marketing of Technology Visions' products and technologies and its ongoing research and development activities are subject to regulation for safety, efficacy and quality by numerous governmental authorities in the United States and other countries. Depending on the technology, regulatory approvals and certification may be necessary from the Department of Transportation, Department of Energy, Nuclear Regulatory Commission, Environmental Protection Agency and other federal, state or local facilities. The automobile industry would require certification from the Edison Welding Institute on TiTRODEs prior to market evaluation and ultimately, product acceptance. Failures or delays by Technology Visions or its affiliates or licensees in obtaining the required regulatory approvals would adversely affect the marketing of products that Technology Visions develops and Technology Visions' ability to receive product revenues or royalties.

         To date, Technology Visions' PET has passed all standard tests, including the American Society of Testing Materials certification, required by the contracts with Lockheed Martin Idaho Technologies Company and Bechtel BWXT.

         Bechtel BWXT in its final report to the U.S. Department of Energy recommended the following testing and evaluation of Technology Vision's PET:

         1. A pilot scale demonstration utilizing appropriate processing equipment and shipping containers to determine engineering process parameters for this technology.
         2. Optimization and mixing studies to investigate improving the leach rate of contaminant, to evaluate the amount of radioactive waste that PET can encapsulate.
         3. Evaluating compatibility of the PET waste form, a foam encapsulated waste, with an off-site melter, a high temperature furnace.
         4. Cost-benefit analysis to evaluate the efficacy of the disposal and transportation application of PET to high-level calcine waste.
         5.       Evaluation of hydrogen gas generated during the PET process.
         6.       Thermal freeze/thaw testing of PET for durability.
         7. Examine the proposed design of the Hanford Melter system, a specific high temperature furnace, and perform compatibility studies relative to: (a) removal requirements of calcine/PET waste from the shipping canister, (b) effects of organic content on the Hanford Melter and, (c) size reduction requirements for placing the waste form into the Hanford Melter.

         Governmental approval necessary for Technology Visions' and others use of PET with calcine waste will require the completion of the above testing. Funding for the completion of this work, estimated by the company at $250,000, may not be available until the Department of Energy publishes its Environmental Impact Statement, which will specifically address the PET technology. This statement, which is expected during the third quarter of 2001, may incite additional contracts for the next phase of testing and evaluation of PET. It is therefore estimated that evaluation funding could be available, if at all, in early year 2002.

Competition

         Technology Visions is active in the intensely competitive field of high technology research and development and competes against numerous public and private entities, some with substantially greater financial and human resources than Technology Visions. High technology research and development can be characterized as proceeding at a very rapid pace with frequent technological breakthroughs, some of which may render Technology Visions' technology and the products obsolete even before they are commercially marketed. Technology Visions is aware of other products that perform similar functions to PET. Competition includes technologies based on materials known as polyethylene, other grout materials and a process called vitrification.

         Polyethylene is a dry thermoplastic material that is mixed with waste, heated to combine with materials, and then molded into a finished waste form or shape. PET is similarly combined with the waste materials, however, at room temperature and then molded into the desired form. When heated, the polyethylene mixture generates an off-gas that potentially may be either toxic and/or hazardous as compared to the PET process. The PET process, on the other hand, combines PET and the waste at room temperature without off-gas. PET also exhibits a high resistance to radioactivity at elevated radioactivity levels where polyethylene becomes more fluid at the higher levels, thereby lessening its structural integrity. Polyethylene is a lower cost material that PET.

         Grout technologies are based upon combining ingredients such as portland cement, fly ash, slag and additives. Its applications are somewhat limited as to the types and quantities of waste with which it may be used. While the base cost of the grout is less expensive than PET, the finished product formed by the combining of waste, frequently at low quantities to insure compliance with certain specifications, and grout, frequently adds significantly to the cost of the finished product. Low quantities of waste may be dictated by the setting properties of the grout or the leaching characteristics of the waste. In any event, when low waste levels are utilized, greater volumes of the combined waste and grout are generated, resulting in both increased transportation costs and increased final disposal cost.

         Vitrification involves a process utilizing high temperatures to convert waste into a leak resistant rock or glass-like material. It is capital intensive, has size restrictions on incoming waste and is limited to 10% combustion.

         Based on the current research and technical information Technology Visions has accumulated, Technology Visions believes that its application and formulation of the PET material is unique in the waste containment, transportation, and disposal industry.

Other Matters


            Between 1992 and April 1994, current management believes that Technology Visions, under the control of its former management, issued approximately 6 million shares of stock or convertible debentures to investors through a series of private placements. Technology Visions may have sold these securities and notes without registration and/or an available exemption under the Securities Act of 1933 or without qualification and/or an available exemption under the securities laws of certain states, including California, New York, Florida and Delaware. As a result of litigation in June 2000, Technology Visions and shareholders holding 95% of the 20 million shares issued in the private placement reached a settlement which required cancellation of the disputed stock and the release of all future claims in regard to the validity of the stock.

            Further, in addition to the shares issued in private placements, between December 16, 1992 and February 17, 1994, former directors and officers of Technology Visions issued themselves and related entities approximately 12 million shares of common stock. An internal audit by Technology Visions determined that these issuances lacked valid consideration. As a result, Technology Visions issued more shares of common stock than it had authorized under its Certificate of Incorporation, which may have violated Delaware securities and corporation law. In 1996, Technology Visions commenced action against these officers and directors and these shares were cancelled.

            As a result, Technology Visions may be subject to administrative or civil action as a result of these issuances. Although any potential action may be time-barred under both federal and state law, defending itself in any litigation or administrative proceeding would result in substantial costs and diversion of resources from Technology Visions' business plan. Further, federal, state or civil action would cause Technology Visions' operations to be less attractive to potential investors and therefore, may lessen Technology Visions opportunities for future financing.

         More recently, on May 30, 2000, Technology Vision violated Section 14(a) of the Exchange Act by filing a proxy statement on May 30, 2000 in definitive form, without first filing a preliminary form, for a shareholder meeting on June 15, 2000.


         At the time of the filing, Technology Visions was unable to afford securities counsel and accordingly, was not aware of the preliminary filing requirement of Section 14(a). Since this time, Technology Visions has retained securities counsel and has since been briefed on the requirement and additional reporting requirements.

         Under federal law, the SEC or Technology Visions' stockholders may take legal action against Technology Visions' or its Board of Directors for the failure to file a preliminary Schedule 14A under the Securities Exchange Act of 1934. This action may subject Technology Visions to monetary damages and/or an injunction against future violations of federal securities laws. Further, shareholder action on behalf of the corporation or SEC action may place Technology Visions' operations in a negative light and discourage any future financing and/or securities transactions with the company. As of the date of this filing, no formal action has been taken by the SEC or the stockholders of Technology Visions.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Results of Operations

Three Months Ended March 31, 2001 Compared To Three Months Ended March 31, 2000
-------------------------------------------------------------------------------

         For the three months ended March 31, 2001 and 2000, Technology Visions had no revenues. General and administrative expenses increased from $100,592 at March 31, 2000 to $163,227 at March 31, 2001. For the three months ended March 31, 2001 and March 31, 2000, Technology Visions incurred an operating loss of $390,367 and $148,345, respectively.

Year Ended December 31, 2000 Compared To Year Ended December 31, 1999
---------------------------------------------------------------------

         For the fiscal year ended December 31, 2000 and 1999, Technology Visions had no revenues. General and administrative expenses decreased from $778,483 in 1999 to $551,796 in 2000. For the years ended December 31, 2000 and December 31, 1999, Technology Visions incurred an operating loss of $517,450 and 635,209, respectively. It is anticipated that net-operating losses will continue through the next two years.


Plan of Operation

         Since 1996, Technology Visions has focused on the development and use of its polydimethylsiloxane-based Polymer Encapsulation Technology (PET) as a method for stabilizing and encapsulating various radioactive and toxic waste materials leading to a final waste form for disposal.

     Technology Visions has completed customer-sponsored contracts for Lockheed Martin Idaho Technologies Company and Bechtel BWXT, in conjunction with the U.S. Department of Energy, Idaho Operations Office, Idaho Falls, ID. The Idaho Falls site is one of many United States waste management sites containing one form or another of either radioactive, toxic and/or hazardous waste requiring cleanup processing. Technology Visions functions as a subcontractor for Lockheed and/or Bechtel BWXT and is paid a fixed fee for each contract, which must be completed within the designated time frame. Following testing, the contractor then submits a report to the U.S. Department of Energy outlining the results of each technology tested and recommending further research strategies and treatment options.

     Commencing March 1998, Technology Visions has entered into the three customer-sponsored contracts discussed below to test and evaluate its technologies. In all three cases, the amounts Technology Visions received under these contracts represented a reimbursement of its related expenses solely for test and evaluation. Accordingly, the proceeds from these contracts were applied to expenses incurred in the 1998-2000 financial statements. Technology Visions entered into these contracts with no expectation of profit but did so for the prospect of obtaining large-scale contracts for the sale and use of its technologies in the future.

     In March 1998, Lockheed Martin Idaho Technologies Company awarded Technology Visions a test and evaluation contract to evaluate encapsulation of low-level calcine waste with PET. Calcine waste is a radioactive waste that results from nuclear fuel reprocessing and consists of salts and heavy metals. Terms of this contract required Technology Visions to complete testing by August 30, 1998 for the total purchase price of $27,675.00. Test results indicated that PET has potential as an encapsulating method for final disposal of calcine waste and recommended exploration of further treatment formulations.

         In May 1999, Lockheed Martin Idaho Technologies Company awarded Technology Visions a test and evaluation contract to evaluate PET for disposal of actual pilot scale calcine waste. The contract was subsequently assigned to Bechtel BWXT, Idaho Falls. In September 1999, the contract was expanded and directed that PET be examined at maximum waste loading scenarios as a means for transporting high-level calcine wastes out of Idaho to an off-site melter. Terms of this contract required that testing be completed by September 15, 1999 for a total price of $60,000. In November 1999, testing of PET showed positive results for encapsulating calcine waste for both disposal at a permanent high-level waste disposal site and for transportation offsite. Bechtel BWXT's final report to the U.S. Department of Energy recommended the following testing and evaluation of Technology Vision's PET:

         o A pilot scale demonstration utilizing processing equipment and shipping containers to determine engineering process parameters for this technology.
         o Optimization and mixing studies to investigate decreasing the leach rate of contaminant, to evaluate the amount of radioactive waste that PET can encapsulate.
         o Evaluating compatibility of the PET waste form, a foam encapsulated waste, with an off-site melter, a high temperature furnace.
         o Cost-benefit analysis to evaluate the efficacy of the disposal and transportation application of PET to high-level calcine waste.
         o        Evaluation of hydrogen gas generated during the PET process.
         o        Thermal freeze/thaw testing of PET for durability.
         o Examine the proposed design of the Hanford Melter system, a specific high temperature furnace, and perform compatibility studies relative to: (a) removal requirements of calcine/PET waste from the shipping canister, (b) effects of organic content on the Hanford Melter and, (c) size reduction requirements for placing the waste form into the Hanford Melter.

         In June 2000, Bechtel BWXT awarded Technology Visions a contract to manage in-situ grout candidate materials, submitted by different manufacturers. Field-testing commenced in April 2001. Results from this testing is not yet available. The contract amount was $227,351.00 of which $79,036 was received through December 31, 2000.

         Building on the test results of the Lockheed Martin testing and evaluation contracts, where PET showed positive results for encapsulating radioactive waste, the marketing strategy is to build a substantial government and private sector business in which Technology Visions' system will be used in the containment of various radioactive and heavy metal wastes. Work has begun with initial contacts being made with industry leaders in the waste management and waste remediation sectors and potential end-users of the technology. Ultimately, Technology Visions plans to develop strategic relationships with prime contractors throughout the waste management industry.

         Since its incorporation in 1985, Technology Visions has engaged in the research, development, acquisition and licensing of technologies. Initially, Technology Visions concentrated its efforts in the areas of coating, technologies and new material technologies. During the period from 1985 to 1994, Technology Visions completed much of the initial research and development for each of these technologies and the process has developed specific, discrete product lines for each technology.

         Technology Visions' business plan is to develop a specific technology, PET or a derivative of that technology, for multiple market applications. Then Technology Visions plans to license the technology and/or application to an unaffiliated entity. This entity will develop strategies tailored to each technology and/or application pertaining to manufacturing, marketing, joint venture and sublicensing.

         Currently, Technology Visions is focused only on the development and use of PET as an advanced environmental technological solution to various radioactive and toxic waste materials the United States Department of Energy has identified for disposal. As a result of funding obtained from a Secured Convertible Debenture Purchase Agreement with AJW Partners, LLC and New Millennium Capital Partners II, LLC, Technology Visions is focused on commercializing PET in the waste remediation area. Specifically, Technology Visions has identified opportunities for treating high-level radioactive waste in Idaho by:

         o        stabilizing in-ground low-level mixed radioactive waste, and
         o creating a barrier for radioactive materials that are currently leaking into the environment.

         At this time, Technology Visions has not taken any further action in regard to these opportunities.

         The current working capital from the convertible debenture financing is expected to satisfy Technology Visions' capital requirements for at least one year.

         To commercialize the PET technology and obtain governmental approval for its use, Technology Visions must complete the additional testing recommended by Betchel BWXT. Funding for the completion of this work, estimated by the company at $250,000, may not be available until the Department of Energy publishes its Environmental Impact Statement, which will specifically address the PET technology. This statement, which is expected during the third quarter of 2001, may incite additional contracts for the next phase of testing and evaluation of PET. It is therefore estimated that evaluation funding could be available, if at all, in early year 2002.

         Technology Visions has identified other market segment opportunities within the environmental clean-up area where the knowledge gained in the development of PET for commercialization may be utilized. This includes, on a limited basis:

         o        Use of PET as a spray-on containment barrier,
         o Encapsulation of lead residue, a by-product of a lead battery recovery plant, and
         o        Entombment of in-situ low-level radioactive toxic waste.

         As additional funding becomes available, each of these market opportunities will be explored to determine its potential. Technology Visions also plans to investigate other materials that have the properties for potential development into a family of stabilizing, encapsulating and entombing technologies for participation in the radioactive and toxic waste cleanup market.

         As with the development of any new technology, until a commercial product has been developed, purchased and utilized by a third party, the efficacy of the product is in question. But Technology Visions believes that based on the developments to date, the company should anticipate a commercial product in the next twelve to eighteen months.

         Until completion of the final development of a technology and the commencement of sales, Technology Visions will have minimal or no operating revenues but will continue to incur substantial expenses. Technology Visions may not be able to complete development of any technology or if completed, manufacture the technology on a large-scale basis or at a feasible cost. Further, its technologies may not receive market acceptance. Being a development stage entity, Technology Visions is subject to all the risks inherent in the establishment of a new enterprise and the marketing and manufacturing of a new product, many of which risks are beyond the control of Technology Visions.

Liquidity and Capital Resources

         At March 31, 2001, Technology Visions had an accumulated deficit and a working capital deficit of $16,438,642 and $2,725,000, respectively.

         On December 31, 2000, Technology Visions had an accumulated deficit and a working capital deficit of $16,048,275 and $2,562,000, respectively. Because Technology Visions has not generated any revenue to date and incurred a net loss of approximately $517,000 during the year ended December 31, 2000, the report of Technology Visions' independent certified public accountants notes an uncertainty with regard to Technology Visions' ability to continue as a going concern. Technology Visions' losses are primarily due to expenses incurred in the development of technologies, including administrative expenses and interest.

         To date, Technology Visions has funded its operations from the private sales of common stock or notes, most of which have been converted into common stock, and a self-underwritten public offering of $1,000,000 of common stock under Rule 504 of Regulation D. These sales have been able to fund only minimal operations and technological developments. Development and exploitation of technologies have been delayed by lack of adequate funding.

         Technology Visions is exploring additional sources of working capital including borrowings, sales of securities, joint ventures and licensing of technologies. Management believes that Technology Visions can raise adequate capital to keep Technology Visions functioning at a minimum level of operation in the next fiscal year. On December 28, 2000, Technology Visions entered into a 10% Secured Convertible Debenture Agreement, in which Technology Visions issued debentures to AJW Partners, LLC and New Millennium Capital Partners II, LLC for $750,000. The debentures are convertible into shares of common stock subject to the terms and conditions of the agreement. Although there can be no assurance, management believes this funding will be sufficient to fund its capital expenditures, working capital requirements and other cash requirements, including limited research and development, through the next twelve months.

     Technology Visions is exploring ways to reduce its existing liabilities including exchanging some of its liabilities with affiliates and others for shares of its common stock. During the year ended December 31, 2000, Technology Visions reached agreements with various noteholders, whereby $727,410 of principal and $392,300 of accrued interest was converted into equity. Of the notes converted into equity, two were converted at a discount to induce the noteholders to convert. In a transaction with one noteholder who was due principal of $50,000 and accrued interest of $18,281, Technology Visions converted the debt into 287,200 shares of common stock at $0.23775 per share instead of the original conversion rate of $0.60 per share. In a transaction with the second noteholder, Technology Visions converted principal of $25,000 into 210,147 shares of common stock at $0.119 per share instead of the original conversion rate of $0.256 per share. Technology Visions recorded debt conversion expense of $43,350 and $28,798, respectively, in the 2000 financial statements with respect to the additional shares that were issued to induce these noteholders to convert. No assurance can be given that future efforts to reduce Technology Visions' existing liabilities will be successful.

     Technology Visions does not expect to make any significant capital purchases in 2001, except for possible equipment for the PET.

DESCRIPTION OF PROPERTY

         Technology Visions maintains its principal executive offices in Carlsbad, California where it occupies a 1,500 square foot office at 5950 La Place Court, Suite 140, Carlsbad, California 92008 pursuant to a lease from an unaffiliated third party for $1,636 per month. The lease expires in July 2001. The current lease does not contain a renewal option but there is sufficient commercial estate at comparable prices in the area to satisfy the needs of Technology Visions.

         As Technology Visions moves forward, it may be necessary to add one or two marketing and sales personnel to the staff. The current office is capable of accommodating those additions. Technology Visions' landlord has also offered a slightly larger space, an increase of 150 square feet, to the company if necessary. If future expansion requires a larger office space, there is significant commercial construction in the local area and Technology Visions believes office space on reasonable terms could be acquired with very little difficulty.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         See "Organization Within Last Five Years."

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Since April 29, 1994, Technology Visions' common stock has been listed on the NASD OTC Electronic Bulletin Board and continues to be traded on this market on a limited basis. The table below shows the high and low bid prices as reported by the OTC-BB. Technology Visions trades under the symbol "TVGR." The bid prices represent inter-dealer quotations, without adjustments for retail mark-ups, markdowns or commissions and may not necessarily represent actual transactions.

Calendar Year ended December 31:

1999                       High             Low

First Quarter              $0.30            $0.17
Second Quarter             $0.26            $0.18
Third Quarter              $0.25            $0.15
Fourth Quarter             $0.25            $0.18

2000

First Quarter              $0.95            $0.37
Second Quarter             $0.74            $0.26
Third Quarter              $0.36            $0.20
Fourth Quarter             $0.40            $0.18

2001

First Quarter              $0.45            $0.12


         There were approximately 1,500 stockholders of record of common stock as of July 6, 2001. Technology Visions has not paid cash dividends on its common stock and does not intend to do so in the foreseeable future. Technology Visions intends to retain earnings, if any, to provide funds for its operations. Future dividend policy will be determined by the board of directors based upon conditions then existing including Technology Visions' earnings and financial condition, capital requirements and other relevant factors.

EXECUTIVE COMPENSATION

Cash Compensation

         The following table presents, for each of the last three fiscal years, the annual compensation earned by the chief executive officer and the most highly compensated executive officers of Technology Visions for the three fiscal years ended December 31, 2000:

Summary Compensation Table

                                                 Annual                                         Long Term
                                                 Compensation                                   Compensation
Name and Principal        Year                   Salary                     Bonus               Stock Awards or
Position                                                                                        Other Compensation
------------------------- ---------------------- -------------------------- ------------------- ----------------------
James B. Lahey,           2000                   $120,000(1)                0                   0
President                 1999                   $120,000(1)                0                   0
                          1998                   $120,000(1)                0                   0

James A. Giansiracusa,    2000                   $132,000(1)                0                   0
Vice President,           1999                   $132,000(1)                0                   0
Operations                1998                   $132,000(1)                0                   0

Stephen V. Prewett,       2000                   $0                         0                   0
Vice President,           1999                   $0                         0                   0
Technology Development    1998                   $0                         0                   0


(1) The amounts stated above have not been fully paid and Messrs. Lahey and Giansiracusa, and Prewett have agreed to deferred compensation in the amount totaling $1,219,350 from deferrals in the three fiscal years reflected in the above table.

         Technology Visions entered into employment agreements effective April 1, 1995, with its key employees, Messrs. Lahey, Giansiracusa, and Prewett, to serve in the positions set forth above for a period of two years, and unless otherwise terminated, to continue year by year thereafter. The basic annual salaries under the employment agreements are $120,000, $132,000, and $0, respectively, subject to a 40% deferral that will be paid when Technology Visions' financial condition permits these payments. During portions of 1995 to the present, key officers have deferred salaries in amounts significantly greater than 75% so cash could be applied to Technology Visions' operations.

Compensation of Directors

         Outside non-officer directors will receive $500 for each directors meeting physically attended, plus out-of-pocket expenses incurred in connection with attending these meetings.

         The compensation of officers and directors is subject to review and adjustment from time to time by the board of directors.

1995 Stock Option Plan
----------------------

        The board of directors and stockholders of Technology Visions adopted the 1995 Stock Option Plan in February 1995. Under the Option Plan, 5,000,000 shares of Technology Visions' common stock, subject to adjustments, are reserved for issuance upon the exercise of options. Options granted under the Option Plan may be either (a) options intended to constitute incentive stock options under
Section 422 of the Internal Revenue Code of 1986 or (b) nonqualified stock options. Incentive stock options may be granted under the Option Plan to employees, including officers and directors who are employees, of Technology Visions on the date of grant. Nonqualified options may be granted to (a) officers and directors of Technology Visions on the date of the grant, without regard to whether they are employees, and (b) consultants, advisors, agents or independent representatives of Technology Visions.

        By its terms, the Option Plan is to be administered by a committee appointed by the board of directors which shall consist of either the entire board of directors, all of whom must be disinterested persons, or by a committee of two or more persons, who must be directors, all of whom must be disinterested persons and who serve at the discretion of the board of directors. Subject to the provisions of the Option Plan, the committee has the authority to determine the persons to whom options will be granted, the exercise price, the term during which options may be exercised and other terms and conditions as it deems appropriate. However, directors who are not officers of Technology Visions will only receive automatic grants of non-qualified stock options on a periodic basis pursuant to a formula specified in the Option Plan.

        Incentive stock options granted under the Option Plan may not have an exercise price less than the fair market value of the common stock on the date of the grant, i.e. 110% of the fair market value in the case of employees holding ten percent or more of the voting stock of Technology Visions. Options granted under the Option Plan will expire, not more than ten years from the date of the grant, five years in the case of incentive options of employees holding ten percent or more of the voting stock of Technology Visions, subject to earlier termination under the Option Plan. Optionees under the Option Plan may exercise their options by paying cash, by using the cashless exercise procedure allowed under Federal Reserve Regulation T or by tendering shares of Technology Visions common stock that they already own.

         The following table presents information for the named officer in the Summary Compensation Table with respect to options exercised during fiscal year ended December 31, 2000 and unexercised options held as of the end of the fiscal year.

Name                        Shares         Value        Number of Securities Underlying     Value of In-the-Money
                            Acquired on    Realized     Unexercised Options/SARs at FY-End  Options/SARS at FY-End ($)
                            Exercise (#)   ($)          Exercisable/Unexercisable           Exercisable/Unexercisable
--------------------------- -------------- ------------ ----------------------------------- ----------------------------------
James B. Lahey              0              0            500,000/0                           $200,000/$0

James A. Giansiracusa       0              0            1,556,593/0                         $622,637/$0

Stephen V. Prewett          100,000        0            694,783/0                           $277,913/$0

Ian C. Gent                 0              0            200,000/0                           $80,000/$0

William N. Whelen           0              0            200,000/0                           $80,000/$0

         Values reflected above are based on the closing price of $.40 per share of Technology Visions' common stock for the last business day of the fiscal year.

FINANCIAL STATEMENTS

FINANCIAL STATEMENTS
TECHNOLOGY VISIONS GROUP, INC.
               (Formerly Orbit Technologies Inc. and Subsidiaries)
                              INDEX TO FORM 10-QSB
                                 MARCH 31, 2001


PART I  - FINANCIAL INFORMATION

    ITEM 1  - FINANCIAL STATEMENTS


        BALANCE SHEETS                                                      F-1
            At December 31, 2000 and March 31, 2001


        STATEMENTS OF OPERATIONS                                            F-2
            For the Three Months Ended March 31, 2000 and 2001


        STATEMENTS OF STOCKHOLDERS" DEFICIENCY                              F-3
            For the Three Months Ended March 31, 2000 and 2001


        STATEMENTS OF CASH FLOWS                                            F-4
            For the Three Months Ended March 31, 2000 and 2001


        NOTES TO FINANCIAL STATEMENTS                                 F-5 - F-10


TECHNOLOGY VISIONS GROUP, INC.
               (Formerly Orbit Technologies Inc. and Subsidiaries)
                                  BALANCE SHEET
                                   (UNAUDITED)
                                AT MARCH 31, 2001


                                     ASSETS
                                     ------

Current Assets:
   Cash                                                               $    155,259
                                                                      -------------

      Total Current Assets                                                 155,259

Property and Equipment  - At cost, net of accumulated
   depreciation and allowance against equipment expenditures                 1,195

Intangible Assets, Net of accumulated amortization                          56,264

Deferred finance charges, net of accumulated amortization of
$18,646                                                                     80,097

Other Assets                                                                 4,800
                                                                      -------------

      Total Assets                                                    $    297,615
                                                                      =============

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY
                    ----------------------------------------

Current Liabilities:
  Accounts payable and accrued liabilities                            $  1,689,137
  Notes payable                                                            815,909
  Convertible debentures                                                   375,000
                                                                      -------------

      Total Current Liabilities                                          2,880,046
                                                                      -------------

Commitments, Contingencies and Other Matters
    (Notes 1, 2 and 3)

Stockholders' Deficiency:
   Preferred stock - par value: $.001 per share; shares
      authorized: 2,000,000; shares issued and outstanding: none                 -
   Common stock - par value: $.001 per share; shares
      authorized: 100,000,000;  shares issued and outstanding:
      40,955,448 and 40,982,234 as of December 31, 2000 and
      March 31, 2001, respectively                                          40,982
   Additional paid-in capital                                           13,965,300
   Accumulated deficit                                                 (16,438,642)
   Unearned finance charges                                               (146,671)
   Notes receivable - stock sale                                            (3,400)
                                                                      -------------

      Total Stockholders' Deficiency                                    (2,582,431)
                                                                      -------------

      Total Liabilities and Stockholders' Deficiency                  $    297,615
                                                                      =============


See notes to financial statements.

                         TECHNOLOGY VISIONS GROUP, INC.
               (Formerly Orbit Technologies Inc. and Subsidiaries)
                            STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
               FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 2001



                                                     2000             2001
                                                -------------      -------------

Revenue                                         $          -       $          -
                                                -------------      -------------

Costs and Expenses:
  Research and development                               689                  -
  General and administrative                         100,592            163,227
  Amortization of finance charges                          -            222,736
  Interest expense                                    47,064              4,404
                                                -------------      -------------

        Total Costs and Expenses                     148,345            390,367
                                                -------------      -------------

Net Loss                                        $   (148,345)      $   (390,367)
                                                =============      =============

Per Share Data:
- ---------------

Basic and Diluted Loss Per Share                $      (.004)      $       (.01)
                                                =============      =============

Weighted Average Common Shares                    37,009,806         40,956,478
                                                =============      =============



See notes to financial statements.

                         TECHNOLOGY VISIONS GROUP, INC.
               (Formerly Orbit Technologies Inc. and Subsidiaries)
                     STATEMENTS OF STOCKHOLDERS' DEFICIENCY
                                   (UNAUDITED)
                    FOR THE THREE MONTHS ENDED MARCH 31, 2001



                                                    Common Stock            Additional
                                            ----------------------------     Paid-in       Accumulated
                                               Shares         Amount          Capital         Deficit
                                            -------------  -------------   -------------   -------------
Balances at December 31, 1999                 36,822,805   $     36,823    $ 12,173,493    $(15,530,825)

Issuance of stock for cash                       229,680            230          35,203               -
Net loss                                               -              -               -        (148,345)
                                            -------------  -------------   -------------   -------------

Balance at March 31, 2000                     37,052,485   $     37,053    $ 12,208,696    $(15,679,170)
                                            =============  =============   =============   =============


Balances at December 31, 2000                 40,955,448   $     40,956    $ 13,961,575    $(16,048,275)

Issuance of stock for consulting services         26,786             26           3,723               -
Amortization of unearned finance charges               -              -               -               -
Net loss                                               -              -               -        (390,367)
                                            -------------  -------------   -------------   -------------
Balance at March 31, 2001                     40,982,234     $   40,982    $ 13,965,300    $(16,438,642)
                                            =============  =============   =============   =============


                                                              Notes
                                              Unearned     Receivable
                                              Finance         from
                                              Charges      Stockholders        Total
                                           -------------   -------------   -------------

Balances at December 31, 1999              $          -    $          -    $ (3,320,509)

Issuance of stock for cash                            -               -          37,500
Net loss                                              -               -    $ (3,431,354)
                                           -------------   -------------   -------------

Balance at March 31, 2000                  $          -    $          -    $ (3,431,354)
                                           =============   =============   =============


Balances at December 31, 2000              $   (352,402)   $     (3,400)   $ (2,401,544)

Issuance of stock for consulting services             -               -           3,749
Amortization of unearned finance charges        205,731               -         205,731
Net loss                                              -               -        (390,367)
                                           -------------   -------------   -------------
Balance at March 31, 2001                  $   (146,671)   $     (3,400)   $ (2,582,431)
                                           =============   =============   =============




See notes to financial statements.

                         TECHNOLOGY VISIONS GROUP, INC.
               (Formerly Orbit Technologies Inc. and Subsidiaries)
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                             Three Months Ended
                                                                                 March 31,
                                                                          -----------------------
                                                                             2000         2001
                                                                          ----------   ----------
Cash Flows from Operating Activities
  Net loss                                                                $(148,345)   $(390,367)
  Adjustments to reconcile net loss to net cash used in operating activities:
          Depreciation and amortization                                       6,330        1,363
          Amortization of finance charges                                         -      222,736
          Common stock issued for consulting services                             -        3,749
      Cash provided by (used for) the change in assets and liabilities:
           Increase in accounts payable and accrued liabilities              72,912       19,986
                                                                          ----------   ----------

            Net Cash Used in Operating Activities                           (69,130)    (142,533)
                                                                          ----------   ----------

Cash Used in Investing Activities
   Capital expenditures                                                      (1,594)           -
                                                                          ----------   ----------

Cash Flows from Financing Activities
  Proceeds from sale of stock                                                37,500            -
  Repayment of notes payable                                                      -       (3,682)
                                                                          ----------   ----------
          Net Cash Provided By (Used In) Financing Activities                37,500       (3,682)
                                                                          ----------   ----------

Decrease in Cash                                                            (33,197)   (146,215)
Cash - Beginning                                                             81,587     301,474
                                                                          ----------   ----------
Cash - Ending                                                             $  48,390    $ 155,259
                                                                          ==========   ==========

SUPPLEMENTAL DISCLOSURES:
     Cash paid during the period for:
         Interest                                                         $       -    $  26,318
                                                                          ==========   ==========
         Income taxes                                                     $       -    $       -
                                                                          ==========   ==========

See notes to financial statements.

                         TECHNOLOGY VISIONS GROUP, INC.
               (Formerly Orbit Technologies Inc. and Subsidiaries)
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)



NOTE  1 -       BUSINESS AND CONTINUED OPERATIONS

                Technology Visions Group, Inc. (the "Company") was incorporated in the State of Delaware on April 29, 1985. Prior to December 22, 2000 the company name was Orbit Technologies, Inc. The Company's business plan focuses on applied research and development of new and innovative technologies, engineering ideas, methods, and processes that hold the potential to become commercially viable products or processes. Once a product or process receives commercial validation through an outside or third party, it is the Company's intention to either spin it off as a separate business entity, or license or sell to an affiliated or unaffiliated entity that, at that time, becomes responsible for the production, marketing and sales of such products or services. The Company's technologies are undergoing certain feasibility studies and/or actual tests and evaluations. To date, the Company has not financially benefited from the commercialization of any of its technologies.

                The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, for the years ended December 31, 2000 and the three months ended March 31, 2001, the Company incurred net losses of approximately $517,000 and $390,500, respectively, and as of March 31, 2001, had a stockholders' deficiency and a working capital deficiency of approximately $2,582,500 and $2,725,000, respectively. The Company requires additional funds to continue research and development efforts and complete the necessary work to commercialize its technologies. Until completion of the development of a technology and the commencement of sales, the Company will have no operating revenues, but will continue to incur substantial expenses and operating losses. No assurances can be given that the Company can complete development of any technology or that, if any technology is fully developed, it can be manufactured on a large-scale basis or at a feasible cost. Further, no assurance can be given that any technology will receive market acceptance. These factors raise substantial doubt about the Company's ability to continue as a going concern.

                While no assurance can be given, management believes the Company can raise adequate capital to keep the Company functioning at a minimum level of operation in 2001.

                         TECHNOLOGY VISIONS GROUP, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)



NOTE  1 -       BUSINESS AND CONTINUED OPERATIONS (Continued)

                The Company is exploring ways to reduce its existing liabilities, including exchanging certain of its liabilities for shares of its common stock.

                The Company's ability to continue as a going concern is dependent upon obtaining the additional financing, restructuring and/or curing the defaults on its debt, completion of research and development and the successful marketing of its technologies. These financial statements do not include any adjustments relating to the recoverability of recorded asset amounts that might be necessary as a result of the above uncertainty.

NOTE  2 -       CAPITALIZATION

                Common Stock
                ------------

                During the first quarter of 2001, the Company issued 26,786 shares of common stock for consulting fees totaling $3,749.

NOTE  3 -       COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

                Litigation/Disputes
                -------------------

                a) Benveniste, et al. vs. Lahey, et al. On June 2, 1997, Richard Benveniste and Edgar Benveniste filed suit in the Delaware Court of Chancery on behalf of themselves and purportedly on behalf of the Company against James B. Lahey, James A. Giansiracusa, Stephen V. Prewett, Ian C. Gent and William N. Whelen. The complaint sought a determination by the Court of Chancery as to who constituted the valid directors of the Company in connection with a written consent action initiated by the plaintiffs. On February 23, 2001, the plaintiffs dismissed this action.

                         TECHNOLOGY VISIONS GROUP, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)



NOTE 4 -        ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                Accounts payable and accrued liabilities consist of the following at March 31, 2001:


                           Salaries to officers                  $1,266,850
                           Professional fees                        280,978
                           Interest                                 140,628
                           Miscellaneous                                684
                                                                 ----------
                                                                 $1,689,140
                                                                 ==========


NOTE 5 -        CONVERTIBLE DEBENTURES

                On December 28, 2000, the Company sold, through a private placement, $375,000 of 10% convertible debenture notes, due December 28, 2001. As additional consideration, the Company issued separate warrants to the purchasers to acquire 375,000 shares of the Company's common stock at 125% of the conversion price, determined as the lesser of $0.14 per share, or 55% of the lowest three trading days in the last ten trading days prior to the conversion date. The two investors have agreed to purchase an additional $375,000 of 10% convertible debenture notes at such time as the SEC declares the Company's current registration statement effective.

                The debenture agreement permits the holders of the debentures to convert the debt into shares of common stock at beneficial conversion rates. Shares of common stock to be issued at the conversion date shall be equal to the outstanding principal and accrued interest at the conversion date, divided by the conversion price. The conversion price is the lower of $0.14, or the average of the lowest three trading days in the last ten trading days prior to the conversion date, multiplied by 55%.

                The convertible debenture agreements obligate the Company to have on deposit with the transfer agent a number of common shares equal to 200% of the sum of (i) the number of shares of common stock into which the debentures are convertible, (ii) interest thereon and (iii) the number of shares of common stock related to the warrants.

                         TECHNOLOGY VISIONS GROUP, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 5 -        CONVERTIBLE DEBENTURES (Continued)

                The Company assigned a value of $281,250 to the beneficial conversion feature of the $375,000 of debentures and $93,750 to the warrants to buy shares issued to the purchasers of the convertible debentures. These amounts are accounted for separately from the convertible debentures as an addition to paid-in capital and as a reduction of stockholders' equity for the unearned portion. The unearned portion is being amortized on the interest method over the 180-day period that commenced on December 28, 2000 and is being charged to financing costs. For the three months ended March 31, 2001, amortization of such unearned financing cost amounted to $205,731.

                Costs in connection with the $375,000 convertible debenture offering allocated to the convertible debentures, amounted to $98,750. The Company is amortizing such costs over 180 days as a financing expense commencing December 28, 2000. For the three months ended March 31, 2001, amortization of such costs amounted to $17,005.

                The convertible debentures are collateralized by all goods (including property and equipment), inventories, receivables, contract rights, general intangibles, documents, chattel paper and computer programs, whether presently owned or existing or hereafter acquired or produced, and the products and proceeds of all the collateral.

                         TECHNOLOGY VISIONS GROUP, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 6 -        STOCKHOLDERS' EQUITY

                Authorized Shares

                Effective December 22, 2000, the articles of incorporation was amended to increase the authorized shares of common stock from 50,000,000 shares par value $.01 to 100,000,000 shares par value of $.001. Effective December 22, 2000, the articles of incorporation was amended to increase the authorized preferred shares from 1,000,000 shares par value $.01 to 2,000,000 shares par value $.001.

                Earnings Per Share

                Securities that could potentially dilute basic earnings per share ("EPS") in the future that were not included in the computation of diluted EPS because to do so would have been anti-dilutive for the periods presented consist of the following:


                                                                          Number of Potential
                                                                           Additional Common
                                                                                Shares
                                                                                ------
                      Warrants to purchase common stock                        375,000
                      Convertible Debt (assumed conversion at
                          March 31, 2001 market value price and at
                          largest discount)                                  3,614,000
                      Options to purchase common stock                       4,957,000
                      Accrued salaries                                       5,300,000
                                                                            ----------

                            Total as of March 31, 2001                      14,246,000
                                                                            ==========

To the Stockholders of
Technology Visions Group, Inc.
(Formerly Orbit Technologies Inc. and Subsidiaries)


                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


We have audited the accompanying balance sheet of Technology Visions Group, Inc. (formerly Orbit Technologies Inc. and Subsidiaries) as of December 31, 2000, and the related statements of operations, stockholders' deficiency and cash flows for the years ended December 31, 1999 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Technology Visions Group, Inc. (formerly Orbit Technologies Inc. and Subsidiaries) as of December 31, 2000, and the results of its operations and its cash flows for the years then ended December 31, 1999 and 2000, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has not generated any revenue, to-date, from any of its products or technologies, and incurred a net loss of approximately $517,000 during the year ended December 31, 2000. Further, as of December 31, 2000, the Company had a working capital deficiency of approximately $2,562,000 and stockholders' deficiency of approximately $2,402,000. Those conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                     GRASSI & CO., CPAs, P.C.

New York, NY
April 11, 2001


                                 TECHNOLOGY VISIONS GROUP, INC.
                       (FORMERLY ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES)

                                          BALANCE SHEET

                                      AT DECEMBER 31, 2000

                                             ASSETS
                                             ------
Current Assets:
  Cash                                                                         $    301,474
                                                                               -------------

    Total Current Assets                                                            301,474

Property and Equipment - At cost, net of accumulated depreciation and
    allowance against equipment expenditures                                          1,275

Intangible Assets, net of accumulated amortization                                   57,547

Deferred finance charges, net of accumulated amortization of $1,646                  97,104

Other Assets                                                                          4,800
                                                                               -------------

       Total Assets                                                            $    462,200
                                                                               =============

                            LIABILITIES AND STOCKHOLDERS' DEFICIENCY
                            ----------------------------------------

Current Liabilities:
  Accounts payable and accrued liabilities                                     $  1,669,153
  Notes payable                                                                     819,591
  Convertible debentures                                                            375,000
                                                                               -------------

       Total Current Liabilities                                                  2,863,744
                                                                               -------------

Commitments, Contingencies and Other Matters
  (Notes 1, 2, 5, 6, 7, 8 and 11)


Stockholders' Deficiency:
  Preferred stock - par value $.001 per share; shares authorized
    - 2,000,000; shares issued and outstanding - none                                     -
  Common stock - par value $.001 per share; shares authorized
    - 100,000,000;  shares issued and outstanding - 40,955,448                       40,956
  Additional paid-in capital                                                     13,974,577
  Accumulated deficit                                                           (16,048,275)
  Unearned finance charges                                                         (365,402)
  Notes receivable - stock sale                                                      (3,400)
                                                                               -------------


       Total Stockholders' Deficiency                                            (2,401,544)
                                                                               -------------

       Total Liabilities and Stockholders' Deficiency                          $    462,200
                                                                               =============


See notes to financial statements.


                         TECHNOLOGY VISIONS GROUP, INC.
               (FORMERLY ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES)

                            STATEMENTS OF OPERATIONS


                                                                FOR THE YEARS ENDED
                                                                    DECEMBER 31,
                                                           -----------------------------
                                                                1999            2000
                                                           -------------   -------------

Revenue                                                    $          -    $          -
                                                           -------------   -------------

Costs, Expenses and Other Income:
  Research and development                                            -             688
  General and administrative                                    778,483         551,796
  Debt conversion expense                                        96,343          72,098
  Interest expense                                              160,638          99,081
  Amortization of financing costs                                     -          24,244
  Other income                                                 (400,255)       (230,457)
                                                           -------------   -------------

      Total Costs, Expenses and Other Income                    635,209         517,450
                                                           -------------   -------------

Net Loss                                                   $   (635,209)   $   (517,450)
                                                           =============   =============

PER SHARE DATA:

Basic and Diluted Loss Per Share                           $       (.02)   $       (.01)
                                                           =============   =============

Weighted Average Common Shares Used in Basic and Diluted
   Loss Per Share                                            34,359,349      38,537,805
                                                           =============   =============

See notes to financial statements.


                                         TECHNOLOGY VISIONS GROUP, INC.
                               (FORMERLY ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES)

                                     STATEMENTS OF STOCKHOLDERS' DEFICIENCY

                                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000


                                                                                                               NOTES
                                                  COMMON STOCK         ADDITIONAL                  UNEARNED  RECEIVABLE
                                           -------------------------    PAID-IN     ACCUMULATED    FINANCE     FROM
                                               SHARES      AMOUNT       CAPITAL       DEFICIT      CHARGES  STOCKHOLDERS    TOTAL
                                           ------------- ----------- ------------- ------------- ----------- ---------- ------------
Balances at December 31, 1998                32,484,716  $   32,485  $ 11,386,090  $(14,895,616) $        -  $       -  $(3,477,041)

Issuance of stock for cash                      815,396         815       139,185             -           -          -      140,000
Issuance of stock for conversion
  of notes payable and
  related accrued interest                      675,875         676       143,722             -           -          -      144,398
Issuance of stock for accrued interest            2,500           3           497             -           -          -          500
Debt conversion expense                               -           -        96,343             -           -          -       96,343
Issuance of stock for accrued expenses           19,318          19         3,481             -           -          -        3,500
Exercised stock options                         300,000         300         2,700             -           -          -        3,000
Stock awarded to directors and officers       2,400,000       2,400       381,600             -           -          -      384,000
Stock awarded to employee                       125,000         125        19,875             -           -          -       20,000
Net loss                                              -           -             -      (635,209)          -          -     (635,209)
                                           ------------- ----------- ------------- ------------- ----------- ---------- ------------
Balances at December 31, 1999                36,822,805      36,823    12,173,493   (15,530,825)          -          -   (3,320,509)


Issuance of stock for cash                      229,680         230        37,270             -           -          -       37,500
Cancellation of stock pursuant to
  legal settlement                           (3,703,823)     (3,704)      (33,334)            -           -          -      (37,038)
Issuance of stock and options in exchange
  for notes payable and accrued interest      5,845,090       5,845     1,003,548             -           -          -    1,009,393
Exercised stock options                         340,000         340         3,060             -           -     (3,400)           -
Issuance of stock for consulting services       517,765         518       101,453             -           -          -      101,971
Issuances of stock for accounts payable         115,623         116        58,422             -           -          -       58,538
Issuance of stock for conversion of notes
  payable and accrued interest                  788,308         788       146,567             -           -          -      147,355
Debt conversion expense                               -           -        72,098             -           -          -       72,098
Value assigned to options issued for
  services                                            -           -        24,000             -           -          -       24,000
Value assigned to conversion features of
  convertible debt                                    -           -       294,250             -    (294,250)         -            -
Value assigned to warrants issued under
  December 28, 2000 debt offering                     -           -        93,750             -     (93,750)         -            -
Amortization of unearned financing fees               -           -             -             -      22,598          -       22,598
Net loss                                              -           -             -      (517,450)          -          -     (517,450)
                                           ------------- ----------- ------------- ------------- ----------- ---------- ------------
Balance at December 31, 2000                 40,955,448  $   40,956  $ 13,974,577  $(16,048,275) $ (365,402) $  (3,400) $(2,401,544)
                                           ============= =========== ============= ============= =========== ========== ============


                                                      F-5
See notes to financial statements.

                                 TECHNOLOGY VISIONS GROUP, INC.
                       (FORMERLY ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES)

                                    STATEMENTS OF CASH FLOWS


                                                                          FOR THE YEARS ENDED
                                                                              DECEMBER 31,
                                                                        -----------------------
                                                                           1999         2000
                                                                        ----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                              $(635,209)   $(517,450)
  Adjustments to reconcile net loss to net cash used in operating activities:
       Depreciation and amortization                                       25,000       25,315
       Amortization of unearned and deferred finance costs                      -       24,244
       Compensatory element of common stock and options                   405,000       24,000
       Gain from write-off of old obligations                            (352,558)    (258,030)
       Debt conversion expense                                             96,343       72,098
       Issuance of stock for accrued expenses                               3,500            -
       Issuance of stock for legal and consulting services                      -      101,971

    Cash provided by (used for) the change in assets and liabilities:
       Increase in accounts payable and  accrued liabilities              242,644      386,582
                                                                        ----------   ----------

       NET CASH USED IN OPERATING ACTIVITIES                             (215,280)    (141,270)
                                                                        ----------   ----------

CASH USED IN INVESTING ACTIVITIES
  Additions to property and equipment                                           -       (1,593)
                                                                        ----------   ----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from sale of stock                                             140,000       37,500
  Proceeds from exercise of stock options                                   2,000            -
  Proceeds from loans                                                     134,500      424,000
  Deferred finance charges                                                      -      (98,750)
                                                                        ----------   ----------

       NET CASH PROVIDED BY FINANCING ACTIVITIES                          276,500      362,750
                                                                        ----------   ----------

INCREASE IN CASH                                                           61,220      219,887

CASH - BEGINNING                                                           20,367       81,587
                                                                        ----------   ----------

CASH - ENDING                                                           $  81,587    $ 301,474
                                                                        ==========   ==========

SUPPLEMENTAL CASH FLOW INFORMATION:
-----------------------------------

    Interest paid                                                       $       -    $       -
                                                                        ==========   ==========

    Income taxes paid                                                   $       -    $       -
                                                                        ==========   ==========

See notes to financial statements.

                         TECHNOLOGY VISIONS GROUP, INC.
               (FORMERLY ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES)
                          NOTES TO FINANCIAL STATEMENTS



NOTE 1 - BUSINESS AND CONTINUED OPERATIONS

         Technology Visions Group, Inc. (the "Company") was incorporated in the State of Delaware on April 29, 1985. Prior to December 22, 2000 the company name was Orbit Technologies Inc. The Company is a technology portal for new and innovative technologies, engineering ideas, methods and processes. The Company"s business plan is to develop or acquire new or innovative technologies that the Company believes hold the potential to become commercially viable products or processes. Once a product or process receives commercial validation through an outside or third party, it is the Company"s intention to either spin it off as a separate business entity, or license or sell to an affiliated or unaffiliated entity that, at that time, becomes responsible for the production, marketing and sales of such products or services. The Company"s technologies are undergoing certain feasibility studies and/or actual tests and evaluations. To date, the Company has not financially benefitted from the commercialization of any of its technologies.

         The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, for the years ended December 31, 1999 and 2000, the Company incurred net losses of approximately $635,000 and $517,000, respectively, and as of December 31, 2000, had a stockholders' deficiency and a working capital deficiency of approximately $2,402,000 and $2,562,000, respectively. The Company is in arrears with substantially all of its payables and accrued liabilities. The Company requires additional funds to continue research and development efforts and complete the necessary work to commercialize its technologies. Until completion of the development of a technology and the commencement of sales, the Company will have no operating revenues, but will continue to incur substantial expenses and operating losses. No assurances can be given that the Company can complete development of any technology or that, if any technology is fully developed, it can be manufactured on a large scale basis or at a feasible cost. Further, no assurance can be given that any technology will receive market acceptance. These factors raise substantial doubt about the Company's ability to continue as a going concern.

                         TECHNOLOGY VISIONS GROUP, INC.
               (FORMERLY ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES)
                          NOTES TO FINANCIAL STATEMENTS



NOTE 1 - BUSINESS AND CONTINUED OPERATIONS (Continued)

         The Company is exploring additional sources of working capital including borrowings, sales of securities, joint ventures and licensing of technologies. Management believes that the Company can raise adequate capital to keep the Company functioning at a minimum level of operation in the next fiscal year. On December 28, 2000, the Company entered into a 10% Secured Convertible Debenture Agreement, in which it issued debentures to two investors for $750,000, of which $375,000 was received on December 28, 2000. Proceeds from the remaining $375,000 are due on the date that the Company"s current registration statement is declared effective by the Securities and Exchange Commission ("SEC"). The debentures are convertible into shares of common stock subject to the terms and conditions of the agreement. Although there can be no assurance, management believes this funding will be sufficient to fund its capital expenditures, working capital requirements and other cash requirements, including limited research and development through the next twelve months.

         The Company is exploring ways to reduce its existing liabilities, including exchanging certain of its liabilities for shares of its common stock. During the year ended December 31, 2000, the Company reached agreements with various noteholders, whereby $727,410 of principal and $392,300 of accrued interest was converted to equity.

         The Company's ability to continue as a going concern is dependent upon obtaining the additional financing, restructuring and/or curing the defaults on its debt, completion of research and development and the successful marketing of its technologies. These financial statements do not include any adjustments relating to the recoverability of recorded asset amounts that might be necessary as a result of the above uncertainty.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Use of Estimates
         ----------------

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         TECHNOLOGY VISIONS GROUP, INC.
               (FORMERLY ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES)
                          NOTES TO FINANCIAL STATEMENTS



NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Fair Value of Financial Instruments
         -----------------------------------

         The financial statements include various estimated fair value information at December 31, 1999 and 2000, as required by Statement of Financial Accounting Standards 107, "Disclosures about Fair Value of Financial Instruments". Such information, which pertains to the Company's financial instruments, is based on the requirements set forth in that Statement and does not purport to represent the aggregate net fair value to the Company.

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

         Cash and Cash Equivalents: The carrying amount approximates fair value because of the short-term maturity of those instruments.

         Receivables and Payables: The carrying amounts approximate fair value because of the short maturity of those instruments.

         Notes Payable: The carrying amounts of notes payable approximate fair value due to the length of the maturities, the interest rates being tied to market indices and/or due to the interest rates not being significantly different from the current market rates available to the Company.

         All of the Company's financial instruments are held for purposes other than trading.

         Cash and Cash Equivalents
         -------------------------

         The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

         Concentration of Credit Risk
         ----------------------------

         Financial instruments, which potentially subject the Company to concentrations of credit risk, are primarily trade accounts receivable. Ongoing credit evaluations of customers' financial condition will be performed and generally no collateral will be required.

                         TECHNOLOGY VISIONS GROUP, INC.
               (FORMERLY ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES)
                          NOTES TO FINANCIAL STATEMENTS



NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Equipment and Fixtures
         ----------------------

         Equipment and fixtures are recorded at cost. Depreciation is provided using the accelerated and straight-line methods over their respective useful lives of five to seven years.

         Intangible Assets
         -----------------

         Patent costs which include legal costs and filing fees are being amortized on the straight-line method over the shorter of the estimated economic life of the patents or seventeen years.

         Income Taxes
         ------------

         The Company provides for deferred tax liabilities and assets based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

         Revenue Recognition
         -------------------

         The Company has no revenue from its existing technologies. Revenue from the sale of products will be recognized at such time as the customer receives title and accepts the product. Revenue from consulting services will be recognized as services when rendered. Revenue from license fees will be recognized over the term of the license.

         Research and Development Costs
         ------------------------------

         Research and development costs are charged to expense as incurred, unless they are reimbursed under specific contracts. The costs of materials and equipment that are acquired or constructed for research and development activities, and have alternative future uses (either in research and development, marketing or production), are classified as property and equipment and depreciated over their estimated useful lives. Certain software development costs are capitalized.

         Customer-Sponsored Test and Evaluation
         --------------------------------------

         Under two contracts with prime contractors, the Company received proceeds of $66,170 and $79,036 during 1999 and 2000, respectively, to finance costs related to testing and evaluation of its products. The amounts received under these contracts have been reflected as a reduction of the applicable costs in the accompanying financial statements.

                         TECHNOLOGY VISIONS GROUP, INC.
               (FORMERLY ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES)
                          NOTES TO FINANCIAL STATEMENTS



NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Stock-Based Compensation
         ------------------------

         As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation", the Company accounts for its stock-based compensation arrangements pursuant to APB Opinion No. 25, "Accounting for Stock Issued to Employees". In accordance with the provisions of SFAS No. 123, the Company discloses the proforma effects of accounting for these arrangements using the minimum value method to determine fair value.

         Deferred and Unearned Financing Costs
         -------------------------------------

         Deferred and unearned finance costs represent expenses incurred and common shares issued to obtain financing for the Company and are amortized over the life of the related debt obligation.

         Financing costs in connection with the December 2000 Convertible Debenture offering is being amortized over the expectant life (180 days) commencing on December 28, 2000. The expectant life was determined to be the conversion date that was most beneficial to the noteholder, in accordance with Emerging Issues Task Force ("EITF") topic number D-60.

         Loss Per Share
         --------------

         Basic earnings per share ("Basic EPS") is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share ("Diluted EPS") gives effect to all dilutive potential common shares outstanding during a period. In computing Diluted EPS, the treasury stock method is used in determining the number of shares assumed to be purchased from the conversion of common stock equivalents. Securities that could potentially dilute Basic EPS in the future, that were not included in the computation of Diluted EPS because to do so would have been anti-dilutive for the periods presented, consist of options, warrants, convertible notes and debentures and convertible accrued salaries discussed in Notes 5, 6, 7, 8 and 11 to the accompanying financial statements.

                         TECHNOLOGY VISIONS GROUP, INC.
               (FORMERLY ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES)
                          NOTES TO FINANCIAL STATEMENTS



NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Impairment of Long-Lived Assets
         -------------------------------

         During 1996, the Company adopted the Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". Under the provisions of this statement, the Company has evaluated its long-lived assets for financial impairment, and will continue to evaluate them as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable.

         The Company evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values. In 1997, based on these evaluations, the Company recorded a charge of $223,064 related to special use assets under construction (Note 3). There were no adjustments to the carrying value of long-lived assets in 1999 and 2000.

         Comprehensive Loss
         ------------------

         Comprehensive loss for the periods presented equals net loss.

         Pensions and Other Post Retirement Benefits
         -------------------------------------------

         The Company reports pension and other post retirement benefits in accordance with SFAS No. 132, "Employers" Disclosures About Pensions and Other Post Retirement Benefits".

                         TECHNOLOGY VISIONS GROUP, INC.
               (FORMERLY ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES)
                          NOTES TO FINANCIAL STATEMENTS



NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Impact of Recently Issued Accounting Standards
         ----------------------------------------------

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133 "Accounting for Derivative Instruments and Hedging Activities" (FAS 133), which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments -- Deferral of the Effective Date of SFAS Statement No.133 and in June 2000, the FASB issued SFAS 138, Accounting for Certain Derivative Instruments -- an amendment of SFAS 133, Accounting for Derivative Instruments and Hedging Activities. As a result of SFAS No. 137, SFAS No. 133 and SFAS No. 138 will be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company does not expect that the adoption of this standard will have a material impact on its financial position and results of operations.

         In December 1999, the SEC issued Staff Accounting Bulletin 101, Revenue Recognition ("SAB 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance on disclosure related to revenue recognition policies. The Company believes that it currently complies with SAB 101.

NOTE 3 - PROPERTY AND EQUIPMENT - NET

         Property and equipment, net, consist of the following at December 31, 2000:

              Computer equipment                             $     1,594
              Office furniture and fixtures                       46,605
              Research laboratory furniture and fixtures          65,087
              In-process machinery                               223,064
                                                               ---------

                      Sub-total                                  336,350

              Accumulated depreciation                          (112,010)
              Valuation allowance for in-process machinery      (223,064)
                                                              -----------

                                                              $    1,275
                                                              ===========

         In 1997, the Company provided for a $223,064 valuation allowance for a probable loss against two machines, which have not been placed in service to date. The valuation allowance is equal to the aggregate cost of the machines.

                         TECHNOLOGY VISIONS GROUP, INC.
               (FORMERLY ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES)
                          NOTES TO FINANCIAL STATEMENTS



NOTE 3 - PROPERTY AND EQUIPMENT - NET (Continued)

         Depreciation expense for the years ended December 31, 1999 and 2000 was $19,868 and $20,185, respectively.

NOTE 4 - INTANGIBLE ASSETS

         Intangible assets consist of the following at December 31, 2000:


                Patent costs                                   $   87,212
                Accumulated amortization                          (29,665)
                                                               -----------
                                                               $   57,547
                                                               ===========

         Patent costs are being amortized over seventeen years on the straight-line method.

         Amortization expense for the years ended December 31, 1999 and 2000 was $5,132 and $5,130, respectively.

NOTE 5 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

         Accounts payable and accrued liabilities consist of the following at December 31, 2000:


               Salaries to officers (Note 11)              $1,219,350
               Professional fees                              286,578
               Interest                                       162,541
               Miscellaneous                                      684
                                                           -----------

                                                           $1,669,153
                                                           ===========

                         TECHNOLOGY VISIONS GROUP, INC.
               (FORMERLY ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES)
                          NOTES TO FINANCIAL STATEMENTS



NOTE 6 - NOTES PAYABLE

         Notes payable consist of the following at December 31, 2000:

         a) Represents a settlement agreement entered into during 1995 to pay past due consulting fees. Under such agreement, the Company is required to repay this debt from proceeds of future equity or debt financings as follows: 6% of the 1st $1,000,000 - $60,000; 7% of the
            2nd $1,000,000 - $70,000; 8% of the 3rd $1,000,000 - $80,000; 6.425%
            of the 4th $1,000,000 - $64,250.                                         $ 274,250

         b) During the years ended December 31, 2000, 1999, 1997 and 1996, the
            Company borrowed $49,000, $27,000, $76,800 and $27,041,
            respectively, from its officers and issued convertible notes to reflect these borrowings. Each note bears interest of 10% per annum and is due one year from the issuance date. The notes principal and accrued interest are convertible into common stock at prices ranging from $0.13 - $0.32 per share of debt. During the year ended December
            31, 2000, no payments of principal or interest were made. At
            November 30, 2000, an officer representing $174,841 of the debt, entered into a standstill agreement with the Company in which the officer agreed to forebear any collection of this debt for a period
            of twelve months.                                                          179,841



                                      F-15


                         TECHNOLOGY VISIONS GROUP, INC.
               (FORMERLY ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES)
                          NOTES TO FINANCIAL STATEMENTS


NOTE 6 - NOTES PAYABLE (Continued)

         a) During the years ended December 31, 1999 and 1998, the Company borrowed $25,000 and $85,000, respectively, from three private investors and issued convertible promissory notes that matured during November 1999. The interest rate on these promissory notes range between 8% and 10%. The notes principal balance and accrued interest can be converted into the Company"s common stock at the market price discounted by 20% of the average bid price for the period five days prior to the date of conversion. In January of
            1999, one of the private investors converted their note with principal of $25,000 and related accrued interest of $362 at the above rate into 120,771 shares of common stock. In July of 2000, another of the private investors converted their note with principal of $25,000 into 210,147 shares of common stock at a rate lower than the original conversion rate. The Company has recorded a debt conversion expense of $28,798 in the accompanying 2000 financial statements with respect to the additional shares that were issued to induce the noteholder to convert. Debt conversion expense on the additional shares was calculated at the fair market value of the shares at the time of conversion. On November 30, 2000, the remaining investor entered into a standstill agreement with the
            Company, in which the investor agreed to forebear any collection of
            this debt for a period of twelve months.                                  $ 60,000

         d) On May 27, 1997, the Company entered into an installment loan agreement with an individual shareholder to borrow $300,000, payable in $100,000 installments on May 27,1997, September 5, 1997 and
            December 3, 1997. As of December 31, 1998, the shareholder has advanced the Company $299,500 against the $300,000 loan agreement.
            The installment loan bears interest at 12% per annum and was due on
            May 27, 1999. The loan agreement provides for a semi-annual interest payments of $17,920. At December 31, 2000, the Company has defaulted on semi-annual interest payments totalling $118,310. The installment note is collateralized by the Company"s rights, titles and patents, technology known as "Polymer Encapsulation Technology". On November
            30, 2000, the shareholder entered into a standstill agreement with the Company in which the shareholder agreed to forebear any
            collection of this debt for a period of twelve months.                     299,500


                                      F-16


                         TECHNOLOGY VISIONS GROUP, INC.
               (FORMERLY ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES)
                          NOTES TO FINANCIAL STATEMENTS



NOTE 6 - NOTES PAYABLE (Continued)


         e) During the second quarter of 1999, the Company received the proceeds of a $32,500 loan from two individuals. During 2000, one of the individuals converted loans totalling $26,500 into 165,625 shares of common stock. Amortization of unearned financing costs in connection with the value assigned to the beneficial conversion feature was
            $13,000 for the year ended December 31, 2000.                            $   6,000
                                                                                     ---------
                             Total Notes Payable                                     $ 819,591
                                                                                     =========


         The Company had four promissory notes aggregating $170,000, all of which were past due, with interest at 15%. During the year ended December 31, 1999, the Company reversed $120,000 of these notes, which date back to 1992 and 1993. The gain is reflected in the accompanying 1999 financial statements as other income of $246,313, which includes $126,313 of accrued interest related to these notes. During the year ended December 31, 2000, the Company reversed the remaining $50,000 note, which dated back to 1993. The gain is reflected in the accompanying 2000 financial statements as other income of $109,375, which includes $59,375 of accrued interest related to this note.

         The Company also had a $100,000 one-year promissory note bearing interest at 10% per annum, due September 13, 1996. The note and related accrued interest was convertible into common stock at $0.60 per share. In 1999, as part of a settlement agreement with a noteholder, the Company agreed to convert principal of $50,000 and accrued interest of $18,281, relating to a note payable outstanding at December 31, 1998, into 273,132 shares of the Company"s common stock at $0.25 per share. The Company has recorded a debt conversion expense of $95,593 in the accompanying 1999 financial statements with respect to the additional shares that were issued to induce the noteholder to convert. Debt conversion expense on the additional shares was calculated at the fair market value of the shares at the time of conversion. In 2000, the Company agreed with the noteholder to convert the remaining principal of $50,000 and accrued interest thereon of $18,281 into 287,200 shares of the Company"s common stock at $0.23775 per share. The Company has recorded a debt conversion expense of $43,350 in the accompanying 2000 financial statements with respect to the additional shares that were issued to induce the noteholder to convert. Debt conversion expense on the additional shares was calculated at the fair market value of the shares at the time of conversion.

                         TECHNOLOGY VISIONS GROUP, INC.
               (FORMERLY ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES)
                          NOTES TO FINANCIAL STATEMENTS



NOTE 6 - NOTES PAYABLE (Continued)

         In addition, the Company had one-year promissory notes due at various dates in 1996 at interest ranging from 10% to 15% per annum. In 2000, as part of a settlement agreement, the Company converted to equity $600,000 of principal and $372,355 of accrued interest relating to these notes (see Note 8). There was no debt conversion expense with respect to this transaction.

NOTE 7 - CONVERTIBLE DEBENTURES

         On December 28, 2000, the Company sold, through a private placement, $375,000 of 10% convertible debenture notes, due December 28, 2001. As additional consideration, the Company issued separate warrants to the purchasers to acquire 375,000 shares of the Company's common stock at 125% of the conversion price, determined as the lesser of $0.14 per share, or 55% of the lowest three trading days in the last ten trading days prior to the conversion date. The two investors have agreed to purchase an additional $375,000 of 10% convertible debenture notes at such time as the Company"s current registration statement is declared effective by the SEC.

         The debenture agreement permits the holders of the debentures to convert the debt into shares of common stock at beneficial conversion rates. The conversion feature commences at the original issue date. Shares of common stock to be issued at the conversion date shall be equal to the outstanding principal and accrued interest at the conversion date, divided by the conversion price. The conversion price is the lower of $0.14, or the average of the lowest three trading days in the last ten trading days prior to the conversion date, multiplied by 55%.

                         TECHNOLOGY VISIONS GROUP, INC.
               (FORMERLY ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES)
                          NOTES TO FINANCIAL STATEMENTS



NOTE 7 - CONVERTIBLE DEBENTURES (Continued)

         The convertible debenture agreements obligate the Company to have on deposit with the transfer agent a number of common shares equal to 200% of the sum of (i) the number of shares of common stock into which the debentures are convertible, (ii) interest thereon and (iii) the number of shares of common stock related to the warrants.

         The Company assigned a value of $281,250 to the beneficial conversion feature of the $375,000 of debentures and $93,750 to the warrants to buy shares issued to the purchasers of the convertible debentures. These amounts are accounted for separately from the convertible debentures as an addition to paid-in capital and as a reduction of stockholders" equity for the unearned portion. The unearned portion is being amortized on the interest method over the 180-day period that commenced on December 28, 2000 and is being charged to financing costs. For the year ended December 31, 2000, amortization of such unearned financing cost amounted to $9,598.

         Costs in connection with the $375,000 convertible debenture offering allocated to the convertible debentures, amounted to $98,750. Such costs were comprised of legal fees of $55,000, and consulting fees of $43,750. The Company is amortizing such costs over 180 days as a financing expense commencing December 28, 2000. For the year ended December 31, 2000, amortization of such costs amounted to $1,646.

         The convertible debentures are collateralized by all goods (including property and equipment), inventories, receivables, contract rights, general intangibles, documents, chattel paper and computer programs, whether presently owned or existing or hereafter acquired or produced, and the products and proceeds of all the collateral.

NOTE 8 - STOCKHOLDERS' EQUITY

         Authorized Shares
         -----------------

         Effective December 22, 2000, the articles of incorporation was amended to increase the authorized shares of common stock from 50,000,000 shares par value $.01 to 100,000,000 shares par value of $.001. Effective December 22, 2000, the articles of incorporation was amended to increase the authorized preferred shares from 1,000,000 shares par value $.01 to 2,000,000 shares par value $.001.

                         TECHNOLOGY VISIONS GROUP, INC.
               (FORMERLY ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES)
                          NOTES TO FINANCIAL STATEMENTS



NOTE 8 - STOCKHOLDERS' EQUITY (Continued)

         a) Common Stock Transactions
            ----------------------------

            1999:
            -----

            During the year ended December 31, 1999, the Company sold 815,396 shares of common stock for $140,000 in cash. The Company paid interest expense of $500 by the issuance of 2,500 common shares.

            During the third quarter of 1999, the Company awarded its directors and officers 2,400,000 shares of the Company"s common stock. The shares were issued based on years of service provided to the Company. The common stock was valued at $0.16 per share, for a total value of $384,000, which was reflected in the accompanying financial statements as a compensatory element of common stock and options.

            In addition, during the year ended December 31, 1999, four directors and one officer were each granted stock options for 200,000 shares, of which 100,000 options are exercisable over two years, at a price of $0.50 per share, and 100,000 options are exercisable over three years, at a price of $1.00 per share, respectively.

            During the third quarter of 1999, an individual exercised 200,000 non-qualified stock options, at an exercise price of $0.01 per share.

            During the third quarter of 1999, the Company awarded an employee 125,000 shares of the Company"s common stock as additional compensation for services provided to the Company. The common stock was valued at $0.16 per share, for a total value of $20,000, which was reflected in the accompanying financial statements as a compensatory element of common stock and options.

            During the third quarter of 1999, an officer of the Company exercised 100,000 non-qualified stock options, at an exercise price of $0.01, previously granted by the Company. The exercise price of $1,000 was reflected in the accompanying financial statements as a compensatory element of common stock and options.

            During the year ended December 31, 1999, the Company converted $125,000 of principal and $19,398 of accrued interest into 675,875 shares of common stock.

                         TECHNOLOGY VISIONS GROUP, INC.
               (FORMERLY ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES)
                          NOTES TO FINANCIAL STATEMENTS



NOTE 8 - STOCKHOLDERS' EQUITY (Continued)

         a) Common Stock Transactions (Continued)
            -------------------------

            1999: (Continued)
            ----

            During the first quarter of 1999, the Company converted $50,000 of principal and $18,281 of accrued interest into 273,132 shares of common stock. The difference between the original conversion rate of $0.60 and the actual conversion rate of $0.25 per share was reflected in the accompanying financial statements as a debt conversion expense of $95,593.

            During the third quarter of 1999, the Company issued 19,318 shares of common stock in settlement of services to an individual for $3,500. The difference between the conversion rate and the value of the services was reflected in the accompanying financial statements as a debt conversion expense of $750.

            2000:
            -----

            During the first quarter of 2000, the Company sold 229,680 shares of common stock for $37,500.

            On June 15, 2000, the Company"s shareholders voted to ratify an agreement to settle a dispute. Pursuant to the agreement, the Company cancelled 3,703,823 shares of previously issued common stock and exchanged $600,000 of notes payable and $372,355 of related accrued interest for 5,845,090 new shares of the Company"s common stock and stock options to purchase 1,100,000 shares of common stock at $0.23 for 9 months; $0.50 after 9 months but within 15 months; and $0.75 after 15 months but within 24 months. The options were valued at $0.09 per share, or $99,000, on the grant date using the Black-Scholes option-pricing model with the following assumptions:

                Risk-free interest rate                     5%
                Expected life                               9 months
                Expected volatility                         50%
                Dividend yield                              0%

            During the year 2000, the Company issued 517,765 shares of common stock for legal and consulting expenses valued at $101,971.

            During the third quarter of 2000, the Company issued 115,623 shares of common stock for payment of accounts payable of $58,538.

                         TECHNOLOGY VISIONS GROUP, INC.
               (FORMERLY ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES)
                          NOTES TO FINANCIAL STATEMENTS



NOTE 8 - STOCKHOLDERS' EQUITY (Continued)

         a) Common Stock Transactions (Continued)
            -------------------------

            2000: (Continued)
            ----

            During the third quarter of 2000, the Company converted $25,000 of principal into 210,147 shares of common stock. The Company has recorded a debt conversion expense of $28,798 in the accompanying 2000 financial statements with respect to the additional shares that were issued to induce the noteholder to convert. Debt conversion expense on the additional shares was calculated at the fair market value of the shares at the time of conversion.

            During the fourth quarter of 2000, an individual exercised 340,000 non-qualified stock options at an exercise price of $.01 per share. The options, which were exercised, were granted in 1996.

            During the fourth quarter of 2000, the Company converted $50,000 of principal and $18,281 of accrued interest into 287,200 shares of common stock. The Company has recorded a debt conversion expense of $43,350 in the accompanying 2000 financial statements with respect to the additional shares that were issued to induce the noteholder to convert. Debt conversion expense on the additional shares was calculated at the fair market value of the shares at the time of conversion.

            During the fourth quarter of 2000, the Company issued 290,961 shares of common stock for conversion of $52,410 of notes payable, plus $1,664 of accrued interest.

         b) Warrants
            --------

            Pursuant to the Convertible Debenture financing completed in December of 2000, the Company issued to the purchasers of the Convertible Debentures warrants to purchase 375,000 shares of common stock and issued to the placement agent at an exercise price equal to 125% of the conversion price per share. The warrants can be exercised over a three-year period ending December 28, 2003. The warrants were valued at $93,750 and said amount is being charged to operations as a financing cost over the 180-day period commencing December 28, 2000. During the year ended December 31, 2000, amortization of this finance cost amounted to $1,562. The warrants have not been exercised.

                         TECHNOLOGY VISIONS GROUP, INC.
               (FORMERLY ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES)
                          NOTES TO FINANCIAL STATEMENTS



NOTE 8 - STOCKHOLDERS' EQUITY (Continued)

         c) Stock Options
            -------------

            The Company has granted options to purchase shares of the Company's common stock to officers, key employees, consultants and financing sources as follows:

            (1) 1995 Stock Option Plan
                ----------------------

                The Company's 1995 Stock Option Plan (the "Option Plan") was adopted by the Board of Directors and stockholders of the Company in February 1995. Under the Option Plan, 5,000,000 shares of the Company's common stock (subject to certain adjustments) are reserved for issuance upon the exercise of options. Options granted under the Option Plan may be either (i) options intended to constitute incentive stock options under
                Section 422 of the Internal Revenue Code of 1986 (the "Code"), as amended, or (ii) non-qualified stock options. Incentive stock options may be granted under the Option Plan to employees (including officers and directors who are employees) of the Company on the date of grant. Non-qualified options may be granted to (i) officers and directors of the Company on the date of the grant, without regard to whether they are employees, and
                (ii) consultants or advisors to, agents or independent representatives of the Company.

                Incentive stock options granted under the Option Plan may not have an exercise price less than the fair market value of the common stock on the date of the grant (or 110% of the fair market value in the case of employees holding ten percent or more of the voting stock of the Company). Options granted under the Option Plan will expire, not more than ten years from the date of the grant (5 years in the case of incentive options of employees holding ten percent or more of the voting stock of the Company) subject to earlier termination under the Option Plan. Optionees under the Option Plan may exercise their options by paying cash, by using the cashless exercise procedure allowed under Federal Reserve Regulation T or by tendering shares of Company common stock that they already own. Options generally become exercisable over a three-year period.

                For options granted under the non-qualified plan, compensation expense is recorded on the date of grant and is measured by the amount per share that the fair market value of the underlying shares on the date of grant exceeds the grant price.

                         TECHNOLOGY VISIONS GROUP, INC.
               (FORMERLY ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES)
                          NOTES TO FINANCIAL STATEMENTS



NOTE 8 - STOCKHOLDERS' EQUITY (Continued)

         c) Stock Options (Continued)
            -------------

            (2) Non-Qualified Stock Options Outside the Option Plan
                ---------------------------------------------------

                From time to time, the Company issues non-qualified stock options outside the option plan described in (1) above. These options are generally granted to consultants for past services and are granted to noteholders in connection with financing agreements.

                During 1999, a consultant exercised non-qualified stock options, which had been granted in 1998 outside of the 1995 option plan, for 200,000 shares of common stock at $.01 per share.

                In addition, during the year ended December 31, 1999, four directors and one officer were each granted stock options for 200,000 shares, of which 100,000 options are exercisable over two years, at a price of $0.50 per share, and 100,000 options are exercisable over three years, at a price of $1.00 per share, respectively.

                In 2000, the Company entered into a consulting agreement with an attorney. Under the terms of the agreement, the Company issued 50,000 shares of common stock as compensation for services provided, and granted an option to the attorney to purchase 150,000 shares of common stock at a price of $0.45 per share. The options will expire, unless exercised, on December 31, 2004. During 2000, the Company valued the 50,000 shares of common stock issued for consulting services at $14,500 and the options for 150,000 shares at $24,000. Both those amounts were charged to operations in 2000.

                         TECHNOLOGY VISIONS GROUP, INC.
               (FORMERLY ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES)
                          NOTES TO FINANCIAL STATEMENTS



NOTE 8 - STOCKHOLDERS' EQUITY (Continued)

         c) Stock Options (Continued)
            -------------

            (3) Shares Under Option
                -------------------

                The following is a summary of activity and information relating to shares (rounded to whole shares) subject to option under the above described plans for the years ended December 31, 1999 and 2000:

                                                      Weighted                                Weighted
                                   Incentive           Average         Non-Qualified           Average
                                 Stock Options     Exercise Price      Stock Options       Exercise Price
                                  -----------        -----------        -----------          -----------
Outstanding - 12/31/98               516,400         $      .79          4,140,672           $      .08
                                                     -----------                             -----------

Options granted - 1999:
  Outside the option plan -
     directors and officers                -                  -          1,000,000                  .75
Options expired/cancelled:
  Outside the plan                         -                  -           (160,000)                 .87
Options exercised                          -                  -           (300,000)                 .01
                                  -----------        -----------        -----------          -----------

Outstanding - 12/31/99               516,400                .79          4,680,672                  .20


Options granted - 2000:
  Outside the plan                         -                  -            150,000           $      .45
Options expired/cancelled:
   Outside the plan                        -                  -            (50,000)                1.06
Options exercised                          -                  -           (340,000)                 .01
                                  -----------        -----------        -----------          -----------

Outstanding - 12/31/00               516,400                .79          4,440,672                  .21
                                  ===========        ===========        ===========          ===========


Composition at 12/31/00:
- ------------------------
  1995 stock option plan
    ($.50-$.87/share)                516,400         $      .79                  -            $       -
  1995 stock option plan
    ($.01/share)                           -                  -          2,244,976                  .01
  Outside the option plan -
    consultants
    ($.01-$0.87/share)                     -                  -          1,195,696                  .14
  Outside the option plan -
    directors and officers
    ($.50-$1.00/share)                     -                  -          1,000,000                  .75
                                  -----------        -----------        -----------          -----------

Outstanding - 12/31/00               516,400         $      .79          4,440,672           $      .21
                                  ===========        ===========        ===========          ===========

Total Value at Option Price                $   406,200                            $   936,407
                                           ============                           ===========

Total Exercisable Value at
    Option Price                           $   406,200                            $  936,407
                                           ============                           ===========

                         TECHNOLOGY VISIONS GROUP, INC.
               (FORMERLY ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES)
                          NOTES TO FINANCIAL STATEMENTS



NOTE 8 - STOCKHOLDERS' EQUITY (Continued)

         c) Stock Options (Continued)
            -------------

            (3) Shares Under Option (Continued)
                -------------------

                Had compensation cost for the Company"s stock option plans been determined based upon the fair value at the grant date for awards under the plans consistent with the methodology prescribed under SFAS No. 123, the Company"s net loss for the year ended December 31, 1999 would have been approximately $733,000, or $(.02) per share, on a diluted basis. The fair value of the options granted during 1999 are estimated at $98,000 on the date of grant using the Black-Scholes option-pricing model with the following assumptions: no dividend yield, volatility of 50%, a risk-free interest rate of 5% and an expected life of two years from date of vesting.

         Earnings Per Share
         ------------------

         Securities that could potentially dilute basic earnings per share ("EPS") in the future that were not included in the computation of diluted EPS because to do so would have been anti-dilutive for the periods presented consist of the following:
                                                            Number of Potential
                                                              Additional Common
                                                                   Shares
                                                            -------------------

                  Warrants to purchase common stock               375,000
                  Convertible Debt (assumed conversion at
                    December 31, 2000 market value price
                    and at largest discount)                    3,613,524
                  Options to purchase common stock              4,957,072
                  Accrued salaries                              5,238,878
                                                               -----------

                        Total as of December 31, 2000          14,184,474
                                                               ===========

                         TECHNOLOGY VISIONS GROUP, INC.
               (FORMERLY ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES)
                          NOTES TO FINANCIAL STATEMENTS



NOTE 9 - OTHER INCOME

         Other income consists of the following for the years ended December 31, 1999 and 2000:


                                                         1999          2000
                                                     ------------  ------------
         a) Gain from litigation settlement          $    47,697   $         -
         b) Gain from write-off of old obligations       352,558       230,457
                                                     ------------  ------------

          Total                                      $   400,255   $   230,457
                                                     ============  ============



         a) On June 21, 1999, the Company reached a settlement agreement and general release with Jeffer, Mangels, Butler & Marmaro, LLP, whereby the parties agreed that the Company shall pay the sum of $60,000, which represents a comprise sum for the amounts due under a court judgment in favor of Jeffer, Mangels, Butler & Marmaro, LLP for past due services in the amount of $107,697, plus interest, at a rate of ten percent per annum from December 10, 1996, and costs, including reasonable attorney"s fees in the amount of $30,671. This settlement resulted in a net gain of $47,697, which has been reflected as other income during the year ended December 31, 1999.

         b) During the years ended December 31, 1999 and 2000, the Company recorded gains of $352,558 and $230,457 from the write-off of old obligations dating back to 1992 and 1993.

NOTE 10 - INCOME TAXES

         The Company was not required to provide for a provision for income taxes for the years ended December 31, 1999 and 2000 as a result of net operating losses incurred during those years.

                         TECHNOLOGY VISIONS GROUP, INC.
               (FORMERLY ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES)
                          NOTES TO FINANCIAL STATEMENTS



NOTE 10 - INCOME TAXES (Continued)

         The components of deferred tax assets and liabilities at December 31, 2000 consist of the following:

         Deferred Tax Assets:
             Net operating loss carryforwards              $3,948,000
             Tax effects of temporary differences (*)       1,593,000

                 Total Gross Deferred Tax Assets            5,541,000
                                                            5,541,000
             Less: Valuation allowance                     -----------

                                                           $        -
                  Net Deferred Tax Assets                  ===========


         (*) Temporary differences that give rise to the deferred tax asset at December 31, 2000 are primarily: compensatory element of grants of stock options, awards of common stock, allowance against equipment expenditures, and deferred officers" compensation.

         The net change in the valuation allowance for deferred tax assets was a decrease of $195,000.

         As of December 31, 2000, the Company had available approximately $9,870,000 of net operating losses for income tax purposes that may be carried forward to offset future taxable income, if any. The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating loss carry forwards in the event of an ownership change as defined by the Internal Revenue Code.

                         TECHNOLOGY VISIONS GROUP, INC.
               (FORMERLY ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES)
                          NOTES TO FINANCIAL STATEMENTS



NOTE 10 - INCOME TAXES (Continued)

         These carryforwards expire in the following approximate amounts:


                  Year of Expiration:
                  ------------------

                          2001                                  $   726,000
                          2002                                       43,000
                          2003                                        2,000
                          2004                                        2,000
                          2005                                        1,000
                          2006                                        1,000
                          2007                                      937,000
                          2008                                    1,937,000
                          2009                                      932,000
                          2010                                    1,814,000
                          2011                                    1,366,000
                          2012                                      560,000
                          2018                                      799,000
                          2019                                      270,000
                          2020                                      480,000
                                                                -----------

                                                                $ 9,870,000
                                                                ===========

         A reconciliation between the statutory federal income tax rate (34%) and the Company's effective rate is as follows:

                                                        Years Ended December 31,
                                                        ------------------------
                                                         1999              2000
                                                        -------          -------
                    Federal statutory rate              (34.0)%          (34.0)%
                    Non-deductible expenses                .9              0.6
                    Unutilized net operating loss        33.1             33.4
                                                        -------          -------

                    Effective rate                       -0-  %           -0-  %
                                                        =======          =======


NOTE 11 - COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

         Lease Obligation
         ----------------

         The Company has a non-cancellable operating lease for office space that expires on June 30, 2001. At December 31, 2000, future minimum lease obligations remaining on this lease in 2001 total $9,420.

         Rental expense for the years ended December 31, 1999 and 2000 was $20,478 and $17,587, respectively.

                         TECHNOLOGY VISIONS GROUP, INC.
               (FORMERLY ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES)
                          NOTES TO FINANCIAL STATEMENTS



NOTE 11 - COMMITMENTS, CONTINGENCIES AND OTHER MATTERS (Continued)

         Employment and Consulting Agreements
         ------------------------------------

         On April 1, 1995, the Company entered into three employment agreements with its then current officers. The agreements provide for monthly salaries aggregating $30,000 over an initial two-year period ending March 31, 1997, and provide for automatic annual renewals. The officers have agreed to defer 40% of their respective salaries until a financing of at least $3.5 million is raised by the Company. Effective January 1, 1997, one of the three officers elected to terminate their contract, which was mutually agreed to by the Company.

         For each of the years ended December 31, 1999 and 2000, the expense recorded under the remaining agreements amounted to $252,000 and $213,750. At December 31, 2000, unpaid obligations under these agreements amounted to $1,219,350 and are convertible into common stock at $0.22 per share for compensation earned through 1999 and at $0.32 per share in 2000.

         Management Compensation Plan
         ----------------------------

         On January 3, 1997, the Board of Directors instituted an incentive compensation plan for two of the Company"s key personnel. The plan provides that each executive would be issued 100,000 shares of common stock for the achievement of each of the five events described as follows:

         1.       An increase in the common stock price to $1.00 per share.

         2.       First revenue producing contract.

         3.       A singular funding of $1,000,000 or more.

         4. The filing of registration statement or the reduction of debt over $1,000,000 via a stock conversion or other means.

         5. Cancellation and or the surrender of shares by former officers, directors, consultants, etc. who are subject to various legal action by the Company.

         No compensation was earned under this plan for the years ended December 31, 1999 and 2000.

                         TECHNOLOGY VISIONS GROUP, INC.
               (FORMERLY ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES)
                          NOTES TO FINANCIAL STATEMENTS




NOTE 11 - COMMITMENTS, CONTINGENCIES AND OTHER MATTERS (Continued)

         Litigation/Disputes
         -------------------

         Benveniste, et al. vs. Lahey, et al. On June 2, 1997, Richard Benveniste and Edgar Benveniste filed suit in the Delaware Court of Chancery on behalf of themselves and purportedly on behalf of the Company against James B. Lahey, James A. Giansiracusa, Stephen V. Prewett, Ian C. Gent and William N. Whelen. The complaint sought a determination by the Court of Chancery as to who constituted the valid directors of the Company in connection with a written consent action initiated by the plaintiffs. On February 23, 2001, the plaintiffs dismissed this action.

NOTE 12 - SUPPLEMENTAL CASH FLOW INFORMATION

         Non-Cash Transactions
         ---------------------

         During the Year Ended December 31, 1999:

         a) The Company issued 393,903 shares of common stock for conversion of $75,000 of notes payable and $18,643 of accrued interest.

         b) The Company issued 2,500 shares of common stock for payment of accrued interest of $500.

         c) The Company issued 2,400,000 shares of common stock to directors and officers. The common stock was valued at $384,000, which as been reflected in the accompanying financial statements as a compensatory element of common stock and options.

         d) The Company issued 125,000 shares of common stock to an employee. The stock was valued at $20,000, which has been reflected in the accompanying financial statements as a compensatory element of common stock and options.

         e) The Company issued 19,318 shares of common stock for payment of accrued expenses of $3,500.

         f) The Company converted $50,000 of principal and $755 of accrued interest, relating to a note payable, into 281,972 shares of common stock.

                         TECHNOLOGY VISIONS GROUP, INC.
               (FORMERLY ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES)
                          NOTES TO FINANCIAL STATEMENTS



NOTE 12 - SUPPLEMENTAL CASH FLOW INFORMATION (Continued)

         Non-Cash Transactions (Continued)
         ---------------------

         During the Year Ended December 31, 2000:

         a) The Company issued 497,347 shares of common stock for conversion of $75,000 of notes payable, plus $18,281 of accrued interest.

         b) The Company converted $600,000 of principal, plus $372,355 of accrued interest, relating to a note payable, into 5,845,090 shares of common stock and cancelled 3,703,823 of common shares.

         c) The Company issued 115,623 shares of common stock for payment of accounts payable of $58,538.

         d) The Company issued 517,765 shares of common stock for legal and consulting services valued at $101,971.

         e) An individual exercised 340,000 non-qualified stock options at an exercise price of $0.01. At December 31, 2000, the Company has a note receivable in the amount of $3,400 from the shareholder.

         f) The Company reversed a $50,000 note payable and $59,375 of accrued interest relating to this note. The gain is reflected in the accompanying financial statements as other income.

         g) The Company issued 290,961 shares of common stock for conversion of $52,410 of notes payable, plus $1,664 of accrued interest.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.
                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under Delaware law, a corporation may indemnify its officers, directors, employees, and agents, including indemnification of these persons against liability under the Securities Act of 1933. A true and correct copy of
Section 145 of the Delaware General Corporation Law which addresses indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.1.

         In addition, Section 102(b)(7) of the Delaware General Corporation Law and Technology Visions' Certificate of Incorporation provide that a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability:

         o For any breach of the director's duty of loyalty to the corporation or its stockholders;
         o For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
         o For paying a dividend or approving a stock repurchase in violation of Section 174 of the Delaware General Corporation Law; or
         o For any transaction from which the director derived an improper personal benefit.

         The effect of these provisions may be to eliminate the rights of Technology Visions and its stockholders, through stockholders derivative suits on behalf of Technology Visions, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from negligent or grossly negligent behavior, except in the situations described in clauses set forth above in the preceding sentence.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. Technology Visions shall bear all these expenses. All amounts set forth below are estimates, other than the SEC registration fee.

SEC Registration Fee                $    840.00
Legal Fees and Expenses             $ 25,000.00
Accounting Fees and Expenses        $ 15,000.00
Miscellaneous                       $  5,000.00
                                    -----------
TOTAL                               $ 45,840.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES


         In June 2001, Technology Visions sold 238,095 shares of common stock for $50,000 to an accredited investor.

         Under a Secured Convertible Debenture Agreement dated December 28, 2000, Technology Visions issued to AJW Partners, LLC and New Millennium Capital Partners II, LLC 10% Secured Convertible Debentures in the aggregate amount of $750,000. These debentures may be converted into shares of common stock at a price of the lesser of (a) $.14 or (b) as further defined in the agreement, 55% of the average of the lowest three inter-day trading prices during the ten days preceding the conversion date. The debentures are payable within one year with interest accruing at a rate of 10% per annum payable in cash or common stock on a quarterly basis. Further, under the Secured Convertible Debenture Agreement, Technology Visions issued the investors 750,000 shares of common stock underlying warrants. The exercise price of these warrants is 125% of the conversion price of the convertible debenture, which as of July 3, 2001 was $.16. These warrants may be exercised until December 28, 2003. In connection with transaction, Technology Visions agreed to register for resale the shares underlying the debentures and warrants.


         During the first quarter of 2000, Technology Visions sold 229,680 shares of common stock for $37,500 to three accredited investors.

         During the fourth quarter of 1999, Technology Visions sold 500,000 shares of common stock to an accredited investor for $85,000.

         During the third quarter of 1999, Technology Visions sold 58,823 shares of common stock to an accredited investor for $10,000.

         Exemption from registration under the Securities Act of 1933 ("Act") is claimed for the sale of these securities in reliance upon the exemption offered by Section 4(2) of the Act, which exempts transactions by issuers not involving a public offering. Use of this exemption is based on the following facts:

         o Neither Technology Visions or any person acting on behalf of Technology Visions solicited any offer to buy or sell the securities by any form of general solicitation or advertising;
         o The purchasers represented that they were acquiring the securities as a principal for their own account for investment purposes only and without a view towards distribution or reselling these securities unless pursuant to an effective registration statement or exemption from registration in compliance with federal or state securities laws;
         o At the time of the purchase, the purchasers were accredited investors, as defined in Rule 501(a) under the Securities Act, had the opportunity to review applicable disclosure materials and ask questions in regard to the company; and
         o The securities were issued with a 144 legend restrictions and may only be disposed of pursuant to an effective registration statement or exemption from registration in compliance with federal or state securities laws.

         During the year 2000, Technology Visions issued 252,143 shares of common stock for legal and consulting expenses. Exemption from registration under the Act is claimed for the sale of these securities in reliance upon the exemption offered by Section 4(2) of the Act because these shares were issued in a transaction not involving a public offering, with a 144 legend, and without a view towards distribution.

         In August 2000, Technology Visions issued 131,578 shares of common stock in payment for legal services rendered in connection with the Benevieste et. al. lawsuit. Exemption from registration under the Act is claimed for the sale of these securities in reliance upon the exemption offered by Section 4(2) of the Act because these shares were issued in a transaction not involving a public offering, with a 144 legend, and without a view towards distribution.

         On June 15, 2000, Technology Visions' stockholders voted to ratify an agreement to settle a lawsuit. Pursuant to the agreement, Technology Visions has cancelled 5,212,314 shares of previously issued common stock and exchanged $600,000 of notes payable and $372,355 of related accrued interest for 5,845,090 new shares of Technology Visions common stock and stock options to purchase 1,100,00 shares of common stock at $0.23 for nine months; $.50 after 9 months but within 15 months; and $0.75 after 15 months but within 24 months. The options were valued at $0.99 per share, or $99,000. 131,578 shares of common stock have been issued in accordance with this agreement. Exemption from registration under the Act is claimed for the sale of these securities in reliance upon the exemption offered by Section 4(2) of the Act because these shares were issued in a transaction not involving a public offering, with a 144 legend, and without a view towards distribution.

         During the third quarter of 2000, Technology Visions converted $58,538 of principal relating to a note payable outstanding at December 31, 1999, into 95,023 shares of Technology Visions' common stock. Exemption from registration under the Act is claimed for the sale of these securities in reliance upon the exemption offered by Section 4(2) of the Act because these shares were issued in a transaction not involving a public offering, with a 144 legend, and without a view towards distribution.

         During the third quarter of 1999, Technology Visions awarded its directors and officers 2,400,000 shares of common stock for services provided. The common stock was valued at $384,000 or $0.16 per share. Further, four directors and one officer were each granted stock options for 200,000 shares, of which 100,000 shares are exercisable over three years at a price of $0.50 per share, and 100,000 options are exercisable at a price of $1.00 per share, respectively. Exemption from registration under the Act is claimed for the sale of these securities in reliance upon the exemption offered by Section 4(2) of the Act because these shares were issued in a transaction not involving a public offering, with a 144 legend, and without a view towards distribution.

         During the third quarter of 1999, Technology Visions issued 125,000 shares of common stock as a service award to one of its employees. The common stock was valued at $0.16 per share, for a total value of $20,000. Exemption from registration under the Act is claimed for the sale of these securities in reliance upon the exemption offered by Section 4(2) of the Act because these shares were issued in a transaction not involving a public offering, with a 144 legend, and without a view towards distribution.

         As part of a settlement agreement with a noteholder, during first quarter of 1999, Technology Visions agreed to convert principal of $50,000 and accrued interest of $18,281, relating to a note payable outstanding at December 31, 1998, into 273,123 shares of Technology Visions' common stock. Exemption from registration under the Act is claimed for the sale of these securities in reliance upon the exemption offered by Section 4(2) of the Act because these shares were issued in a transaction not involving a public offering, with a 144 legend, and without a view towards distribution.

AVAILABLE INFORMATION

         Technology Visions files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document Technology Visions files with the Commission at the Commission's Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Technology Visions' Commission filings are also available to the public at the Commission's web site at http://www.sec.gov.

         You may also request a copy of these filings, at no cost, by writing or telephoning as follows:

         Technology Visions Group, Inc. Attention: Investor Relations, Carlsbad Research Center, 5950 La Place Court, Suite 140, Carlsbad, California 92008.

         This prospectus is part of a registration statement on Form SB-2 Technology Visions filed with the SEC under the Securities Act. You should rely only on the information or representations provided in this prospectus. Technology Visions has not authorized anyone to provide you with different information other than the information contained in this prospectus. Technology Visions is not making an offer of these securities in any state where the offer is not permitted.

ITEM 27. EXHIBITS

         The following is a list of exhibits required by Item 601 of Regulation S-B that are filed or incorporated by reference. The exhibits that are incorporated by reference from Technology Visions' prior SEC filings are noted on the exhibit index. The other exhibits are attached hereto and are being filed with the SEC as part of this registration statement.

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

Exhibit
Number        Description of Exhibits
--------------------------------------------------------------------------------

3(i)(a)       Articles of Incorporation of Orbit Technologies, Inc.(1)

3(ii)         Bylaws of Orbit Technologies, Inc.(1)

3(iii) Certificate of Amendment to the Certificate of Incorporation of Orbit Technologies, Inc.(1)

3(iv) Certificate of Amendment of Certificate of Incorporation of Orbit Technologies, Inc.(2)

4.1           Form of Common Stock Certificate of Orbit Technologies, Inc.(1)

4.2 Certificate of Determination of the Rights and Preferences of Preferred Stock of Orbit Technologies, Inc.(1)

5.1           Opinion of Richard O. Weed re: Legality

10.1          Secured Debenture Purchase Agreement(2)

10.2          Registration Rights Agreement(2)

10.3          Technology Visions Group, Inc. 10% Secured Convertible Debenture
              No. 1(2)

10.4          Technology Visions Group, Inc. 10% Secured Convertible Debenture
              No. 2(2)

10.5          Technology Visions Group, Inc. Warrant No. 1(2)

10.6          Technology Visions Group, Inc. Warrant No. 2(2)

10.7          Security Agreement(2)

10.8          Intellectual Property Security Agreement(2)

10.9          Standstill Agreement(4)

10.10 Subcontract No. K97-185269 with Lockheed Martin Idaho Technologies Company(4)

10.11 Purchase Order No. F98-179335 with Lockheed Martin Idaho Technologies Company(4)

10.12 Modification No. 1 to Purchase Order No. F98-179335 with Lockheed Martin Idaho Technologies(4)

10.13 Purchase Order No. K99-181662 with Lockheed Martin Idaho Technologies, later assigned to Bechtel BWXT Idaho, LLC(4)

10.14         Purchase Order No. K00-584514 with Bechtel BWXT Idaho, LLC(4)

21            Subsidiaries of Technology Visions(1)

23.1 Consent of Independent Auditors, Grassi & Co., CPAs. P.C., f/k/a Tabb, Conigliaro & McGann, P.C.

23.2          Consent of Richard O. Weed


99.1          Section 145 of the Delaware General Corporation Law (3)


(1) Previously filed with Technology Visions' filing of a Form 10-SB and subsequent amendments thereto.
(2) Previously filed with Technology Visions' filing of a Form 8-K on January 10, 2001.
(3) Previously filed with Technology Visions' filing of Form SB-2 on January 26, 2001.
(4) Previously filed with Technology Visions' filing of Form SB-2, Amendment No. 1 on April 27, 2001.

ITEM 28. UNDERTAKINGS.

Technology Visions undertakes to:

(a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

(iii) Include any additional or changed material information on the plan of distribution not previously disclosed in the registration statement or any material change to the information provided.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advise that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Carlsbad, State of California, on July 6, 2001.


                                     Technology Visions Group, Inc.

                                     By: /s/ James B. Lahey
                                     Name: James B. Lahey
                                     Title: Chief Executive Officer and Chairman
                                     of the Board of Directors

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ James B. Lahey         Chief Executive Officer and Chairman
James B. Lahey             of the Board of Directors                July 6, 2001


/s/ James A. Giansiracusa  Chief Operating Officer, Chief
James A. Giansiracusa      Financial Officer (Chief Financial
                           and Accounting Officer), Secretary
                           and Director                             July 6, 2001

/s/ Ian C. Gent            Director                                 July 6, 2001
Ian C. Gent

/s/ Stephen V. Prewett     Director                                 July 6, 2001
Stephen V. Prewett

/s/ William N. Whelan, Jr. Director                                 July 6, 2001
William N. Whelan

INDEX TO EXHIBITS FILED HEREIN

5.1           Opinion of Richard O. Weed re: Legality

23.1          Consent of Grassi & Co., CPAs, P.C.

23.2          Consent of Richard O. Weed